Filed pursuant to Rule 424(b)(5)
Registration Number 333-157296

PROSPECTUS SUPPLEMENT TO SEC BASE PROSPECTUS DATED FEBRUARY 17, 2009

$2,000,000,000

Japan Finance Corporation

(Incorporated under the Japan Finance Corporation Law)

2.250% Guaranteed Bonds Due July 13, 2016

Unconditionally and Irrevocably Guaranteed

as to Payment of Principal and Interest by

Japan

We will pay interest on the bonds semi-annually in arrears in equal payments on January 13 and July 13 of each year, commencing January 13, 2012. The bonds will mature on July 13, 2016. We may redeem all, but not less than all, of the bonds in the event of certain tax law changes. The redemption terms are described in this prospectus supplement dated July 6, 2011 (this “Supplement”) under “Description of the Bonds and Guarantee—Redemption”. The bonds will be issued only in registered form in denominations of $200,000 and integral multiples of $1,000 in excess thereof. See “Description of the Bonds and Guarantee”.

As provided under the heading “UKLA Approved Prospectus” on page S-4 of this Supplement, subject to approval by the Financial Services Authority in the United Kingdom, which we refer to as the “UK Listing Authority”, certain parts (but not all) of this Supplement and the accompanying prospectus dated February 17, 2009 starting after page S-58 (the “SEC Base Prospectus”), as well as the documents incorporated by reference into this Supplement or the SEC Base Prospectus, constitute a “prospectus” for the purposes of Article 5.3 of the Directive 2003/71/EC (the “Prospectus Directive”). The parts of this Supplement and the SEC Base Prospectus and those documents incorporated by reference into this Supplement that together constitute a “prospectus” for purposes of the Prospectus Directive are referred to herein as the “UKLA Approved Prospectus” and are identified on page S-4 of this Supplement under the heading “UKLA Approved Prospectus”.

We have applied to the UK Listing Authority, in its capacity as competent authority under the Financial Services and Markets Act 2000, as amended (“FSMA”), for the bonds to be listed on its Official List and to the London Stock Exchange plc (the “London Stock Exchange”) for the bonds to be admitted to trading on its Regulated Market. References in this Supplement to our bonds being “listed” (and all related references) shall mean that the bonds have been admitted to trading on the London Stock Exchange’s Regulated Market and have been admitted to the Official List of the UK Listing Authority. The London Stock Exchange’s Regulated Market is a regulated market for the purposes of Directive 2004/39/EC of the European Parliament and of the Council (the “Markets in Financial Instruments Directive”).

Neither the United States Securities and Exchange Commission (the “Commission”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Supplement or the SEC Base Prospectus. Any representation to the contrary is a criminal offense.

Prospective investors should consider carefully the factors described under the section headed “Risk Factors ” in this Supplement.

	Per Bond	Total
Price to Public(1)	99.756%	$1,995,120,000
Underwriting Discount	0.125%	$2,500,000
Proceeds, before expenses, to JFC(1)(2)	99.631%	$1,992,620,000

(1)	Plus accrued interest, if any, from July 13, 2011, if settlement occurs after that date.
(2)	See “Underwriting”.

The underwriters are offering the bonds subject to various conditions. The underwriters expect to deliver the bonds through the book-entry facilities of The Depository Trust Company (“DTC”), Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”), against payment on or about July 13, 2011.

J.P. Morgan	BofA Merrill Lynch	BNP PARIBAS	Daiwa Capital Markets Europe

Prospectus Supplement dated July 6, 2011.

Supplement

SEC Base Prospectus

The bonds have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Law No. 25 of 1948, as amended) and the bonds are subject to the Act on Special Measures Concerning Taxation of Japan (Law No. 26 of 1957, as amended). The bonds may not be offered or sold in Japan or to, or for the benefit of, residents of Japan or Japanese corporations, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act of Japan and any other applicable laws, regulations and ministerial guidelines of Japan (see “Underwriting” below). Among other restrictions, the bonds are not, as part of the initial distribution at any time, to be directly or indirectly, offered or sold to, or for the benefit of, any person other than a Gross Recipient. A “Gross Recipient” for this purpose is (i) a beneficial owner that is, for Japanese tax purposes, neither (x) an individual resident of Japan or a Japanese corporation, nor (y) an individual non-resident of Japan or a non-Japanese corporation that in either case is a person having a special relationship with JFC (that is, in general terms, a person who directly or indirectly controls or is directly or indirectly controlled by, or is under direct or indirect common control with, JFC) as described in Article 6, Paragraph (4) of the Act on Special Measures Concerning Taxation of Japan (a “Specially-Related Party of JFC”), (ii) a Japanese financial institution, designated in Article 3-2-2, Paragraph (29) of the Cabinet Order relating to the Act on Special Measures Concerning Taxation of Japan (Cabinet Order No. 43 of 1957, as amended; the “Cabinet Order”) that will hold bonds for its own proprietary account or (iii) an individual resident of Japan or a Japanese corporation who will receive interest payments on the bonds through a payment handling agent in Japan as defined in Article 2-2, Paragraph (2) of the Cabinet Order. BY SUBSCRIBING FOR THE BONDS, AN INVESTOR WILL BE DEEMED TO HAVE REPRESENTED IT IS A GROSS RECIPIENT. Interest payments on the bonds will generally be subject to Japanese withholding tax unless it is established that bonds are held by or for the account of a beneficial owner that is (i) for Japanese tax purposes, neither (x) an individual resident of Japan or a Japanese corporation, nor (y) an individual non-resident of Japan or a non-Japanese corporation that in either case is a Specially-Related Party of JFC, or (ii) a designated Japanese financial institution described in Article 6, Paragraph (9) of the Act on Special Measures Concerning Taxation of Japan which complies with the requirement for tax exemption under that paragraph.

You should rely only on the information contained or incorporated by reference in this Supplement and the SEC Base Prospectus and, for the purposes of the UKLA Approved Prospectus, the documents incorporated by reference therein. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in the UKLA Approved Prospectus or otherwise in this Supplement or the SEC Base Prospectus is accurate as of any date other than the date on the front page of this Supplement or, with respect to information incorporated by reference, as of the date of such information.

In this Supplement, “we”, “our”, “us” and “JFC” refer to Japan Finance Corporation.

The spot buying rate for U.S. dollars quoted on the Tokyo foreign exchange market on July 6, 2011, as reported by The Bank of Japan at 5:00 p.m., Tokyo time, was ¥80.96 = $1.00, and the noon buying rate on July 1, 2011 for cable transfers in New York City payable in yen, as reported by the Federal Reserve Bank of New York, was $1.00 = ¥80.81.

References in this Supplement to Japanese fiscal years (“JFYs”) are to 12-month periods commencing in each case on April 1 of the year indicated and ending on March 31 of the following year. References to years not specified as being JFYs are to calendar years. References to “ ¥”or “yen” are to Japanese yen and references to “$” are to U.S. dollars.

IN THE UNITED KINGDOM, THIS SUPPLEMENT AND THE SEC BASE PROSPECTUS ARE FOR DISTRIBUTION ONLY TO PERSONS WHO (I) HAVE PROFESSIONAL EXPERIENCE IN

MATTERS RELATING TO INVESTMENTS WHICH FALL WITHIN ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005, AS AMENDED (THE “ORDER”) OR (II) ARE PERSONS WHICH FALL WITHIN ARTICLE 49(2)(A)-(D) OF THE ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “RELEVANT PERSONS”). IN THE UNITED KINGDOM THIS SUPPLEMENT AND THE SEC BASE PROSPECTUS AND ANY OF THEIR CONTENTS IS DIRECTED ONLY AT RELEVANT PERSONS AND MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. IN THE UNITED KINGDOM, ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS SUPPLEMENT AND THE SEC BASE PROSPECTUS RELATE IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS.

IN CONNECTION WITH THE ISSUE OF THE BONDS, J.P. MORGAN SECURITIES LTD. (THE “STABILIZING MANAGER”) (OR ANY PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) MAY OVER-ALLOT BONDS OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE BONDS AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL. HOWEVER, THERE IS NO ASSURANCE THAT THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) WILL UNDERTAKE STABILIZATION ACTION. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE TERMS OF THE OFFER OF THE BONDS IS MADE AND, IF BEGUN, MAY BE ENDED AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF 30 DAYS AFTER THE ISSUE DATE OF THE BONDS AND 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE BONDS. ANY STABILIZATION ACTION OR OVER-ALLOTMENT MUST BE CONDUCTED BY THE RELEVANT STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) IN ACCORDANCE WITH ALL APPLICABLE LAWS AND RULES.

On October 1, 2008, JFC succeeded to the assets, and assumed the obligations, in each case other than those of the Overseas Economic Cooperation Operations and certain minor assets to which the Japanese government succeeded, of Japan Bank for International Cooperation (the “Predecessor”), and also succeeded to the assets of, and assumed the obligations, in each case other than certain minor assets to which the Japanese government succeeded, of three other Japanese government financing corporations, namely the National Life Finance Corporation, the Japan Finance Corporation for Small and Medium Enterprise and the Agriculture, Forestry and Fisheries Finance Corporation (collectively, the “Other Predecessors”) pursuant to the Japan Finance Corporation Law (Law No. 57 of 2007, as amended) (the “JFC Law”), except as further described in the SEC Base Prospectus. JFC has established a separate international arm that is to solely and exclusively conduct the international financial operations of JFC (the “JBIC Operations”) and the international arm of JFC continues to be operating under the name of “Japan Bank for International Cooperation” or “JBIC” pursuant to the JFC Law.

UKLA Approved Prospectus

Subject to approval by the UK Listing Authority, this Supplement and the SEC Base Prospectus starting after page S-58 including the following documents incorporated by reference:

•	the Annual Report on Form 18-K of Japan for the year ended March 31, 2010 (the “Japan 18-K 2010”);

•	the Annual Report on Form 18-K of Japan for the year ended March 31, 2009 (the “Japan 18-K 2009”),

•	JFC’s Annual Report on Form 18-K for the year ended March 31, 2010 which is otherwise incorporated into this Supplement or the SEC Base Prospectus;

•	Amendments Nos. 3 and 5 to JFC’s Annual Report on Form 18-K for the year ended March 31, 2010 which are otherwise incorporated into this Supplement or the SEC Base Prospectus;

•	Amendments Nos. 1 and 3 to JFC’s Annual Report on Form 18-K for the year ended March 31, 2009 which are otherwise incorporated into this Supplement or the SEC Base Prospectus; and

but excluding the following:

•	the section “Where You Can Find More Information” in the SEC Base Prospectus,

together comprise the UKLA Approved Prospectus and for the purpose of giving information with regard to us, Japan and our bonds which, according to the particular nature of us, Japan and our bonds, is necessary to enable investors to make an informed assessment of our and Japan’s assets and liabilities, financial position, profit and losses and prospects, and of the rights attaching to our bonds and the guarantee.

Responsibility for Statements

We accept responsibility for the information contained in the UKLA Approved Prospectus. To the best of our knowledge and belief (after taking care to ensure that such is the case) the information contained in the UKLA Approved Prospectus is in accordance with the facts and contains no omission likely to affect its import.

Japan accepts responsibility for the information contained in the UKLA Approved Prospectus relating to Japan and the guarantee. To the best of Japan’s knowledge and belief (after taking care to ensure that such is the case) the information contained in the UKLA Approved Prospectus relating to Japan and the guarantee is in accordance with the facts and contains no omission likely to affect its import.

FOREIGN EXCHANGE CONSIDERATIONS

For an investor that is not resident in the United States or does not conduct business or activities in the United States, an investment in the bonds, which are denominated in, and all payments in respect of which are to be made in, U.S. dollars entails significant risks not associated with a similar investment in a security denominated in the investor’s home currency (i.e., the currency of the country in which the investor is resident or the currency in which the investor conducts its business or activities). These include the possibility of:

•	significant changes in rates of exchange between the home currency and the U.S. dollar; and

•	the imposition or modification of foreign exchange controls with respect to the U.S. dollar.

We have no control over a number of factors affecting this type of bond, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results. In recent years, rates of exchange for certain currencies, including the U.S. dollar, have been volatile and this volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations in the rate that may occur during the term of the bonds. Depreciations of the U.S. dollar against the investor’s home currency could result in a decrease in the investor’s effective yield of the bonds below the coupon rate, and in certain circumstances, could result in a loss to such purchaser on a home currency basis.

This description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than the home currency. You should consult your own financial and legal advisors as to the risks involved in an investment in the bonds.

INCORPORATION BY REFERENCE

JFC’s Annual Report on Form 18-K for the year ended March 31, 2010 (containing JFC’s audited financial statements for that year) (the “2010 JFC 18-K”), Amendment No. 1 to JFC’s Annual Report on Form 18-K for the year ended March 31, 2009 (containing (i) JFC’s audited financial statements for the six months ended March 31, 2009 and (ii) the Predecessor’s unaudited financial statements for the six months ended September 30, 2008) (the “2009 JFC 18-K/A No. 1”), and the Japan 18-K 2009 and the Japan 18-K 2010, each of which has been previously published and each of which has been filed with the Commission and the UK Listing Authority, and Amendment No. 3 to JFC’s Annual Report (containing information on certain recent developments in relation to JFC) for the year ended March 31, 2010 (the “2010 JFC 18-K/A No. 3”), and Amendment No. 5 to JFC’s Annual Report (containing information on certain recent developments in relation to JFC) for the year ended March 31, 2010 (the “2010 JFC 18-K/A No. 5”), and Amendment No. 3 to JFC’s Annual Report for the year ended March 31, 2009 (the “2009 JFC 18-K/A No. 3”), which have also been filed with the Commission, are hereby incorporated by reference and form part of this Supplement.

Any statement contained in a document which is incorporated by reference in the UKLA Approved Prospectus or otherwise in this Supplement or the SEC Base Prospectus shall be deemed to be modified or superseded for the purpose of the UKLA Approved Prospectus or this Supplement to the extent that a statement contained herein or another document incorporated by reference herein modifies or supersedes such earlier statement (whether expressly, by implication or otherwise). Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the UKLA Approved Prospectus or this Supplement. Copies of the documents incorporated by reference in the UKLA Approved Prospectus or otherwise in this Supplement or the SEC Base Prospectus are available free of charge at the office of the fiscal agent in London.

For the purposes of the UKLA Approved Prospectus, the information incorporated by reference from Japan’s Annual Report on Form 18-K for the year ended March 31, 2010 includes the following items in relation to Japan (the page numbers below are those of Exhibit 1 to such Annual Report):

Items	Japan’s Annual Report in respect of the year ended March 31, 2010 on Form 18-K - Exhibit 1 (Description of Japan)
Geographical location and legal form	“General—Area and Population”, “General—Government” and “General—Political Parties” on pages 4-5

Description of the economy	“The Economy” on pages 6-12

Description of the political system and government	“General—Government” and “General—Political Parties” on pages 4-5

Tax and budgetary systems	“Government Finance” on pages 19-25

Gross public debt and debt record	“Debt Record”, “Japan Public Debt”, “Internal Debt” and “External Debt” on pages 26-30

Foreign trade and balance of payments	“Foreign Trade and Balance of Payments—Foreign Trade” and “Foreign Trade and Balance of Payments—Balance of Payments” on pages 13-16

Foreign exchange reserves	“Foreign Trade and Balance of Payments—Official Foreign Exchange Reserves” on page 17

Financial position and resources	“Government Finance” on pages 19-25

Income and expenditure figures	“Government Finance” on pages 19-25

Auditing Procedures	“Government Finance” on page 20

For the purposes of the UKLA Approved Prospectus, the information incorporated by reference from Japan’s Annual Report on Form 18-K for the year ended March 31, 2009 includes the following items in relation to Japan (the page numbers below are those of Exhibit 1 to such Annual Report):

Items	Japan’s Annual Report in respect of the year ended March 31, 2009 on Form 18-K - Exhibit 1 (Description of Japan)
Geographical location and legal form	“General—Area and Population”, “General—Government” and “General—Political Parties” on pages 4-5

Description of the economy	“The Economy” on pages 6-11

Description of the political system and government	“General—Government” and “General—Political Parties” on pages 4-5

Tax and budgetary systems	“Government Finance” on pages 18-24

Gross public debt and debt record	“Debt Record”, “Japan Public Debt”, “Internal Debt” and “External Debt” on pages 25-29

Foreign trade and balance of payments	“Foreign Trade and Balance of Payments—Foreign Trade” and “Foreign Trade and Balance of Payments—Balance of Payments” on pages 12-15

Foreign exchange reserves	“Foreign Trade and Balance of Payments—Official Foreign Exchange Reserves” on page 16

Financial position and resources	“Government Finance” on pages 18-24

Income and expenditure figures	“Government Finance” on pages 18-24

Auditing Procedures	“Government Finance” on page 19

INTRODUCTION

The following is an abstract of certain information contained elsewhere in this Supplement or the SEC Base Prospectus or incorporated by reference herein. More detailed information is contained elsewhere in this Supplement or the SEC Base Prospectus or incorporated by reference herein. You should read carefully this entire Supplement, the SEC Base Prospectus and the other documents we refer to for a complete understanding of this offering.

Issuer	Japan Finance Corporation.

Securities Offered	$2,000,000,000 principal amount of 2.250% Guaranteed Bonds Due July 13, 2016.

Guarantee	Payments of principal of and interest on the bonds are unconditionally and irrevocably guaranteed by Japan.

Maturity Date	July 13, 2016.

Interest Payment Dates	Semi-annually on January 13 and July 13 of each year, commencing January 13, 2012.

Interest Rate	2.250% per year. We will pay interest on the bonds semi-annually in arrears in equal payments. Whenever it is necessary to compute any amount of interest in respect of the bonds other than with respect to regular semi-annual payments, that interest will be calculated on the basis of a 360-day year of twelve 30-day months.

Ranking	The bonds will be our direct, unsecured debt securities obligations and rank pari passu and be payable without any preference among themselves and at least equally with all of our other unsecured debt securities obligations from time to time outstanding, which rank senior to our unsecured general obligations not represented by debt securities, provided, however, that certain obligations in respect of national and local taxes and certain preferential rights granted by, among others, the Japanese Civil Code to certain specified types of creditors, such as preferential rights of employees to wages, will have preference.

Additional Amounts	In the event that certain taxes, as described under “Description of the Bonds and Guarantee”, are payable on the bonds, we will, subject to certain exceptions, pay such additional amounts on the bonds as will result, after deduction or withholding of such taxes, in the payment of the amounts that would have been payable on the bonds if no such deduction or withholding had been required. For further detail on the payment of these additional amounts, see “Description of the Bonds and Guarantee—Additional Amounts”.

Redemption	We may redeem all, but not less than all, of the bonds in the event of certain changes relating to Japanese taxation at 100% of the principal amount thereof plus accrued interest thereon and any additional amounts we are required to pay, as described under “Description of the Bonds and Guarantee—Redemption”.

Markets	We are offering the bonds for sale only in those jurisdictions other than Japan (subject to certain exceptions) where it is legal to make such offers. See “Underwriting” for a description of applicable selling restrictions.

Listing	We have applied to the UK Listing Authority for the bonds to be listed on its Official List and to the London Stock Exchange for the bonds to be admitted to trading on its Regulated Market.

Form and Settlement	All bonds will be in registered form, without interest coupons attached. Bonds held outside the United States, referred to as the international bonds, will be represented by beneficial interests in the international global bond, which will be registered in the name of the nominee of the common depositary for, and in respect of interests held through, Euroclear and Clearstream. Bonds held within the United States, referred to as the DTC bonds, will be represented by beneficial interests in one or more DTC bonds, which will be registered in the name of Cede & Co., as the nominee of DTC. Except as described in this Supplement, beneficial interests in the global bonds will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC, Euroclear and Clearstream, and owners of beneficial interests in the global bonds will not be entitled to have bonds registered in their names, will not receive or be entitled to receive bonds in definitive form and will not be considered holders of bonds under the fiscal agency agreement relating to the bonds. The bonds will be sold only in denominations of $200,000 and integral multiples of $1,000 in excess thereof. For further information on book-entry procedures, see “Description of the Bonds and Guarantee—Form, Denominations and Registration”.

Investors electing to hold their bonds through DTC will follow the settlement practices applicable to U.S. corporate debt obligations. The securities custody accounts of investors will be credited with their holdings against payment in same-day funds on the settlement date.

Investors electing to hold their bonds through Euroclear or Clearstream accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Bonds will be credited to the securities custody accounts of Euroclear holders and of Clearstream holders against payment in same-day funds on the settlement date. For information on secondary market trading, see “Global Clearance and Settlement—Secondary Market Trading”.

Fiscal Agent, Principal Paying Agent and Transfer Agent	The Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch, also acting through Union Bank, N.A.

Common Code	61523715
CUSIP	471065 AH5
ISIN	US471065AH55 (DTC global bond); XS0615237152 (international global bond)

RISK FACTORS

We believe that the following factors may affect our ability to fulfil our obligations under our bonds. All of these factors are contingencies which may or may not occur and we are not in a position to express a view on the likelihood of any such contingency occurring.

Factors which we believe may be material for the purpose of assessing the market risks associated with our bonds are also described below.

We believe that the factors described below represent the principal risks inherent in investing in our bonds, but we do not represent that the statements below regarding the risks of holding any bonds are exhaustive. Prospective investors should also read the detailed information set out elsewhere in this Supplement and the SEC Base Prospectus (including any documents incorporated by reference herein) or, for the purposes of the UKLA Approved Prospectus, the detailed information set out elsewhere in the UKLA Approved Prospectus (including any documents incorporated therein), and reach their own views prior to making any investment decision.

Risks Related to the Earthquake in Northeastern Japan and its Aftermath

On March 11, 2011, there was a massive earthquake and tsunami off the pacific coast of northeastern Japan. The earthquake and tsunami have caused widespread devastation, including the loss of a substantial amount of property and infrastructure in the affected regions. In addition, the earthquake and tsunami caused massive damage and equipment failure at the Fukushima Dai-ichi Nuclear Power Plant in Fukushima Prefecture that has resulted in the release of radioactive material (the “Fukushima Nuclear Incident”). Although the operator of the Fukushima Dai-ichi Nuclear Power Plant has established a timetable for stopping leaks of radiation and stabilizing the damaged reactors by January 2012, as of the date of this Supplement, the incident remains unresolved, and it is unclear whether the situation will further deteriorate.

The combined effects on the Japanese economy of the earthquake and its aftermath, including the tsunami and the Fukushima Nuclear Incident, are unclear, although they will be substantial. In particular, risks related to Japan and JFC include the following:

•

The Japanese government may incur substantial new debt to finance reconstruction. The total reconstruction costs for the damage caused by the earthquake, tsunami and the Fukushima Nuclear Incident will be substantial. According to a preliminary report issued by the Japanese Cabinet Office on March 23, 2011, which did not take into account damages from the Fukushima Nuclear Incident, the cost of the damage in the regions affected by the earthquake and tsunami may be as high as ¥25 trillion. At the time of this Supplement, it remains unclear how much of the total cost will be financed by the Japanese government. On May 2, 2011, a first supplementary budget of approximately ¥4 trillion was approved by the Diet to finance reconstruction relating to damages from the earthquake and tsunami. Although no additional bond issuance to fund this first supplementary budget is contemplated at this time, there are expected to be additional supplementary budgets, which may be financed at least in part through the issuance of new bonds. Any such significant issuances of new debt could have an adverse impact on Japan’s fiscal and financial condition.

•

There may be significant negative effects on the Japanese economy and GDP. According to the report issued by the Japanese Cabinet Office on March 23, 2011, the damage caused by the earthquake and tsunami may result in a decrease of as much as ¥2.75 trillion in Japan’s GDP for the fiscal year ending March 31, 2012. However, these analyses are only preliminary, and it is impossible to determine at the time of this Supplement the total impact on the Japanese economy and revenues to the Japanese government. Among other things, the report did not take into account the impact of the Fukushima Nuclear Incident, the effects of which remain uncertain, although they will be significant. In addition to direct losses resulting from the immediate damage caused by the earthquake and tsunami, there may be significant indirect negative effects to the Japanese economy. For example, power shortages resulting from the earthquake and its aftermath could lead to renewed rolling blackouts and government requests or concerted efforts among industry groups, communities and others to limit power consumption during the summer months, potentially causing a significant level of disruption and loss of economic activity. On May 17, 2011, the Japanese Cabinet Office issued its “Guideline on Policy Promotion for the Revitalization of Japan”, which outlined the Japanese government’s immediate, short-term and medium to long-term policies for the recovery of the Japanese economy. However, if the situation at the Fukushima Dai-ichi Nuclear Power Plant is not brought under control or further deteriorates, for example as a result of a strong aftershock, this could lead to further uncertainty and risk to the Japanese economy. The combined effects of the earthquake, tsunami and the Fukushima Nuclear Incident could also have other economic consequences, including among other things a reduction in overall demand by consumers and businesses, changes in export and investment flows and changes in energy production and consumption, the scale and consequences of which are impossible to predict.

•

The impact on JFC is unclear at the time of this Supplement. In response to the damage caused by the earthquake and tsunami, JFC has announced that its domestic lending business will implement certain relief measures for those impacted, including among other things increasing lending limits and offering of lower interest rates by the Micro Business and Individual Unit, Agriculture, Forestry, Fisheries and Food Business Unit and the Small and Medium Enterprise Unit, for a limited period. As of May 31, 2011, JFC had provided ¥64.9 billion of loans in response to the earthquake and its aftermath. The impact these and any other measures may have on JFC’s results of operations is still unclear at the time of this Supplement. In addition, depending on future policy actions undertaken by the Japanese government in response to the earthquake and its aftermath, JFC may accept, for its domestic operations, loans provided by the Japanese government and also obtain financing by, among others, issuing government-guaranteed bonds in yen, and these may have material effects on JFC’s financial condition.

Other Risks Relating to Us

Risks relating to policies of the Japanese government

The JFC Law requires the Japanese government, at all times, to hold the total number of outstanding shares of JFC. JFC’s operations, including appointment of directors, business plans and issuance of new debt securities, are subject to the supervision of the Japanese government. JFC’s business operations are conducted in accordance with the Japanese government’s economic and other policies, including the provision of financial support in areas in which it is difficult for private financial institutions to provide on a commercial basis. Accordingly, JFC’s business operations, results of operations and financial condition have been, and will continue to be, influenced by the Japanese government’s economic and other policies.

In particular:

•

The JBIC Operations and the financial operations for facilitating realignment of U.S. Forces in Japan are scheduled to be spun off from JFC on April 1, 2012. See “Recent Developments—JFC—Spin Off of JBIC from JFC”.

•

JFC is subject to governmental regulation pursuant to the JFC Law in addition to the Companies Act of Japan (Law No. 86 of 2005, as amended). In the future, if these laws are amended in a material way, the operations and other aspects of JFC may be materially affected.

Risks Relating to the Market Risk of Bonds Generally

Our bonds may not be a suitable investment for all investors

Each potential investor in our bonds must determine the suitability of that investment in light of its own circumstances. In particular, each potential investor should:

(i)	have sufficient knowledge and experience to make a meaningful evaluation of our bonds, the merits and risks of investing in our bonds and the information contained in, or incorporated by reference to, this Supplement and the SEC Base Prospectus or, for the purposes of the UKLA Approved Prospectus, the information contained therein or incorporated by reference therein;

(ii)	have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in our bonds and the impact our bonds will have on its overall investment portfolio;

(iii)	have sufficient financial resources and liquidity to bear all of the risks of an investment in our bonds, including where the currency for principal or interest payments is different from the potential investor’s home currency;

(iv)	understand thoroughly the terms of our bonds and be familiar with the behavior of any relevant and financial markets; and

(v)	be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect its investment and its ability to bear the applicable risks.

Exchange rate risk

Prospective investors in our bonds should be aware that an investment in our bonds may involve exchange rate risks. Our bonds may be denominated in a currency other than the currency of the investor’s home jurisdiction and/or in a currency other than the currency in which an investor wishes to receive funds. Exchange rates between currencies are determined by factors of supply and demand in the international currency markets which are influenced by macro economic factors, speculation and central bank and government intervention (including the imposition of currency controls and restrictions). Fluctuations in exchange rates may affect the value of our bonds. Accordingly, only investors who understand and are able to bear the risks associated with movements in foreign exchange rates and how such movements may affect our bonds should consider purchasing our bonds.

The secondary market generally

Our bonds may have no established trading market when issued, and one may never develop. If a market does develop, it may not be sufficiently liquid. Therefore, investors may not be able to sell their bonds easily or at prices that will provide them with a yield comparable to similar investments that have a developed secondary market. Illiquidity may have a severely adverse effect on the market value of bonds.

Risks Relating to the Bonds

Limited liquidity

The fact that our bonds may be listed does not necessarily assure liquidity. No assurance can be given that there will be a market for our bonds. If our bonds are not traded on any stock exchange, pricing information for such bonds may be more difficult to obtain, and the liquidity and market prices of such bonds may be adversely affected. The liquidity of our bonds may also be affected by restrictions on offers and sales of our bonds in some jurisdictions. The underwriters may from time to time make a market in the bonds but are under no obligation to do so and, if a market does develop, it may not continue until the maturity of all our bonds.

Bonds subject to optional redemption by us

Redemption of our bonds in circumstances of changes in applicable laws or treaties may limit their market value. During any period when we may elect to redeem our bonds, the market value of our bonds generally will not rise substantially above the price at which they can be redeemed.

RECENT DEVELOPMENTS

JFC

Spin Off of JBIC from JFC

On April 28, 2011, the Japan Bank for International Cooperation Act (the “JBIC Act”) was passed into law, pursuant to which, on April 1, 2012, the JBIC Operations and the financial operations for facilitating realignment of U.S. Forces in Japan will be transferred out of JFC to establish Japan Bank for International Cooperation (the “new JBIC”). The Japanese government will own all of the shares of the new JBIC.

After April 1, 2012, with respect to bonds issued by the Predecessor, the new JBIC and the Japan International Cooperation Agency will jointly and severally assume the obligations under such bonds. With respect to bonds issued by JFC prior to the establishment of the new JBIC on April 1, 2012, the post-spin off JFC and the new JBIC will jointly and severally assume the obligations under such bonds. The guarantee on the bonds by the Japanese government will remain in effect under the same conditions and such bonds will continue to rank senior in terms of payment to unsecured general obligations not represented by debt securities.

Pursuant to the JBIC Act, the following loan operations, which are extensions of the current financial operations of JFC, will be provided starting in fiscal year 2011 in advance of the establishment of the new JBIC:

•

Export finance for industrialized countries. Direct loans are provided to companies in industrialized countries importing goods from Japanese exporters in specific industrial sectors, which are to be stipulated by a cabinet order.

•

Overseas investment finance for equity investments in foreign enterprises. Overseas investment loans for equity investments in foreign enterprises are provided, along with loans from private financial institutions, to Japanese companies in specific industrial sectors, which are to be stipulated by a cabinet order.

•

Overseas investment finance for short-term bridge loans. Short-term bridge loans for investments in overseas projects are provided to Japanese companies in order to bridge shortfalls prior to the provision of long-term loans.

•

Two-step loans through Japanese banks. Loans are provided to Japanese private financial institutions which in turn provide loans to (i) small and medium enterprises to support their overseas investments and to (ii) Japanese companies to support their equity investments in foreign companies.

In addition, the new JBIC will provide the following new guarantee operations starting from April 2012:

•

Guarantees for currency swaps. Guarantees for currency swaps between the swap counter parties and private financial institutions will be provided in order to promote local currency loans to finance the overseas projects of Japanese companies.

•

Assistance for assignment and securitization of accounts receivable. Guarantees for the assignment of accounts receivable from Japanese companies operating overseas to the foreign subsidiaries or foreign branches of Japanese financial institutions will be provided in order to enhance liquidity. Accounts receivable-backed securities will also be eligible for this new guarantee program.

•

Counter-guarantees for export credits. Counter-guarantees to foreign export credit agencies for export credits will be provided in order to facilitate joint financing arrangements among international export credit agencies.

Capital Increase in Response to the Earthquake and its Aftermath

On July 4, 2011, JFC issued new shares of its common stock by allotment to the Japanese government, in the aggregate amount of ¥548,587 million, the proceeds of which will be allocated mainly to JFC’s various domestic operations in response to the earthquake and its aftermath.

Global action for Reconciling Economic growth and Environmental preservation (“GREEN”)

On March 31, 2010, the Act to Revise Part of the Japan Finance Corporation Law (“the Revised JFC Law”) came into effect, which extends the scope of the JFC’s missions and JBIC’s operations by adding a new responsibility to promote overseas business having the purpose of preserving the global environment, such as preventing global warming. In order to be eligible for support, projects must meet the following two requirements: (1) the project has a favorable impact on preservation of the global environment such as significantly reducing GHG emissions; and (2) with regard to the impact on preservation of the global environment stated above, the project proponent measures the level of impact (Measurement), reports the results of this measurement (Reporting), and then allows either JBIC or a JBIC-retained third party entity to verify the results (Verification).

Intercity High-Speed Railway Projects and Other Infrastructure-related Projects in Developed Countries

Following the cabinet decision on the Cabinet Order for Amendment of Part of the Enforcement Order of the Japan Finance Corporation Law on April 23, 2010, as well as its promulgation and enforcement on April 28, 2010, JBIC is allowed to support Japanese firms through overseas investment finance (lending and guarantee) for undertaking high-speed railway projects connecting major cities in developed countries.

In addition to the above, pursuant to the Cabinet Order for Amendment of Part of the Enforcement Order of the Japan Finance Corporation Law, promulgated and enforced on November 19, 2010, JBIC is now allowed to support Japanese firms’ overseas business development in developed countries by supporting infrastructure projects (including water supply, power generation, and internet and telecommunications network projects, etc.) as part of its role of complementing financing provided by private financial institutions.

Guarantee and Acquisition toward Tokyo market Enhancement (“GATE”)

In April 2010, JBIC launched a new facility to support samurai bonds issuance, called Guarantee and Acquisition toward Tokyo market Enhancement (“GATE”), enabling JBIC to acquire samurai bonds where appropriate, in addition to providing partial guarantees for samurai bond issues.

This GATE facility is expected to encourage foreign governments and government agencies to raise funds through samurai bond issuance in the Tokyo market and attract foreign bond issuers to the Tokyo market and encourage them to become long-term participants in the Tokyo market. It is also expected to contribute to an expansion and a diversification of the range of investment opportunities available to Japanese investors, which should lead to enhancement of the Tokyo market (including the samurai bond market).

Japan

Introductory Note

As described in further detail under “Risk Factors—Risks Related to the Earthquake in Northeastern Japan and its Aftermath”, on March 11, 2011, there was a massive earthquake and tsunami off the pacific coast of northeastern Japan. On May 2, 2011, a first supplementary budget of approximately ¥4 trillion was approved by the Diet to finance reconstruction relating to damages from the earthquake and tsunami. The budget, which is expected to be the first of several, is aimed at disaster relief, including providing temporary housing, restoration of infrastructure and disaster-related loans. On May 17, 2011, the Japanese Cabinet Office issued its “Guideline on Policy Promotion for the Revitalization of Japan”, which outlined the Japanese government’s immediate, short-term and medium to long-term policies for the recovery of the Japanese economy.

Pursuant to the Bank of Japan’s “Monthly Report of Recent Economic and Financial Developments” of June 2011, the Japanese economy is likely to continue facing downward pressure for the time being, mainly on the production side. However, the economy is expected to return to a moderate recovery path as production regains traction with further easing of supply-side constraints. Similarly, Japanese exports are also expected to increase as economic conditions improve overseas. Business fixed investment, housing investment and public investment are also expected to gradually increase, mainly due to growing demand for purposes of restoring capital stock while private consumption is expected to increase partly due to the improvement in household sentiment as production recovers.

The following tables and information update the tables and information relating to Japan in its Annual Report on Form 18-K for the year ended March 31, 2010. The following section has been updated to reflect current information and has not been revised in its entirety. In the following section, information pertaining to previous years is provided solely for your convenience.

The Economy

Gross Domestic Product and National Income

In June 2011, Japan announced revised gross domestic product financial data for JFY 1980 through JFY 2010. The following table sets forth information pertaining to Japan’s gross domestic product for JFY 2006 through JFY 2010 (based on the chain-linked method) and reflects the June 2011 revisions.

	JFY 2006	JFY 2007	JFY 2008	JFY 2009	JFY 2010	Percentage of JFY 2010 GDP
	(yen amounts in billions)
Total Consumption
Private sectors	¥290,331	¥293,644	¥287,283	¥280,678	¥279,266	58.7%
Public sectors	90,945	92,892	93,389	94,949	96,410	20.3

	381,277	386,536	380,672	375,627	375,676	79.0
Total Gross Capital Formation
Private sectors
Producers’ Durable Equipment	79,826	80,918	76,321	63,672	65,856	13.8
Residential Construction	18,750	16,603	16,404	12,906	12,946	2.7
Public sectors	21,232	20,344	19,575	21,263	19,342	4.1

	119,809	117,864	112,300	97,841	98,144	20.6
Additions to Business Inventories
Private sectors	2,528	3,119	769	(3,594)	(2,239)	(0.5)
Public sectors	191	281	240	134	141	0.0

	2,719	3,400	1,009	(3,460)	(2,098)	(0.4)
Net Exports of Goods and Services	7,134	8,004	(1,916)	4,028	4,036	0.8

Nominal Gross Domestic Expenditures	¥510,938	¥515,804	¥492,066	¥474,036	¥475,758	100.0%

Real Gross Domestic Expenditures(a)	¥552,471	¥562,520	¥539,561	¥526,442	¥538,458

Surplus of the Nation on Current Account
Exports of Goods and Services and Other Receipts from Abroad	22,700	26,630	23,092	18,051	18,060
Less: Imports of Goods and Services and Other Payments Abroad	(7,702)	(9,021)	(7,795)	(5,249)	(5,307)

	14,999	17,610	15,298	12,801	12,754

Gross National Income	¥525,936	¥533,414	¥507,364	¥486,837	¥488,512
Percentage Changes of GDP from Previous Year
At Nominal Prices	1.5%	1.0%	(4.6)%	(3.7)%	0.4%
At Real Prices(a)	2.3	1.8	(4.1)	(2.4)	2.3
Deflator	(0.7)	(0.9)	(0.5)	(1.3)	(1.9)

(a)	Real prices are based on calendar year 2000.

Source: Economic and Social Research Institute, Cabinet Office.

In June 2011, Japan announced the quarterly gross domestic product financial data for the fourth quarter of JFY 2010, and also revised the quarterly gross domestic product financial data for the fourth quarter of JFY 1979 through the third quarter of JFY 2010. The following table sets forth information pertaining to Japan’s gross domestic product, as seasonally adjusted, for the quarters below in JFY 2009 through JFY 2010 (based on the chain-linked method) and reflects the June 2011 revisions.

Quarterly Gross Domestic Product(a)

	JFY 2009				JFY 2010
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Nominal Gross Domestic Expenditures(b)	¥472,673	¥468,594	¥472,303	¥482,819	¥477,865	¥480,559	¥476,024	¥469,781
Real Gross Domestic Expenditures(b)(c)	¥521,603	¥519,003	¥527,004	¥538,991	¥538,978	¥543,815	¥539,878	¥535,123
Percentage Changes of GDP from the Previous Quarter At Nominal Prices(d)	0.6%	(0.9)%	0.8%	2.2%	(1.0)%	0.6%	(0.9)%	(1.3)%
At Real Prices(c)(d)	2.1	(0.5)	1.5	2.3	(0.0)	0.9	(0.7)	(0.9)
Deflator(d)	(1.4)	(0.4)	(0.7)	(0.0)	(1.0)	(0.3)	(0.2)	(0.4)

(a)	Quarterly GDP financial data is subject to change.
(b)	Numbers are based on seasonally-adjusted GDP figures.
(c)	Real prices are based on calendar year 2000.
(d)	Percentage changes are based on seasonally-adjusted GDP figures.

Source: Economic and Social Research Institute, Cabinet Office.

The following table sets forth national income for calendar year 2005 through calendar year 2009.

	National Income
	2005	2006	2007	2008	2009
	(yen amounts in billions)
Domestic Factor Income	¥356,622	¥356,291	¥361,666	¥349,001	¥323,353
Net Income from Abroad	11,849	14,418	17,238	16,748	12,919

National Income at Factor Cost	¥368,471	¥370,709	¥378,904	¥365,749	¥336,272

Percentage Changes of Income at Factor Cost from Previous Year	2.2%	0.6%	2.2%	-3.5%	-8.1%

Source: Economic and Social Research Institute, Cabinet Office.

Industry

The following table sets forth the proportion of gross domestic product contributed by major industrial sectors of the economy for calendar year 2005 through calendar year 2009.

GDP by Industrial Sectors (at nominal prices)

	2005	2006	2007	2008	2009
Industry
Agriculture, Forestry and Fisheries	1.5%	1.5%	1.4%	1.4%	1.4%
Mining	0.1	0.1	0.1	0.1	0.1
Manufacturing	21.5	21.2	21.2	20.4	18.0
Construction	6.4	6.3	6.1	5.9	6.2
Electric Power Generation, Gas and Water	2.4	2.3	2.0	1.8	2.3
Wholesale and Retail Trade	13.8	13.4	13.6	13.7	12.5
Finance and Insurance	7.0	6.9	6.7	5.9	5.8
Real Estate	12.0	11.9	11.9	12.3	13.2
Transportation and Communication	6.7	6.6	6.6	6.8	6.8
Services	21.5	21.8	22.1	22.5	23.5

Total	92.7	92.1	91.5	90.8	89.9
Public Services
Electric Power Generation, Gas and Water	1.0	1.0	1.0	1.0	1.1
Services	2.7	2.6	2.6	2.6	2.7
Public Administration	5.7	5.7	5.7	5.9	6.2

Total	9.4	9.3	9.3	9.5	10.0
Non-Profit Services	2.0	2.1	2.1	2.1	2.3

Total	104.1%	103.5%	102.9%	102.5%	102.1%

Source: Economic and Social Research Institute, Cabinet Office, Annual Report on National Accounts.

Energy

The following table sets forth the total amounts of primary energy supplied and the percentages supplied by different sources for JFY 2005 through JFY 2009.

JFY	Total Primary Energy Supplied (peta-joule)	Sources of Primary Energy Supplied
		Oil	Coal	Nuclear	Natural Gas	Other
2005	23,784	48.9	20.3	11.3	13.8	5.6
2006	23,773	47.0	20.5	11.2	15.1	6.1
2007	23,855	47.0	21.3	9.7	16.3	5.7
2008	23,218	46.4	21.4	9.7	16.7	5.8
2009	21,752	45.2	20.3	11.1	17.4	6.0

Source: Agency for Natural Resources and Energy, Ministry of Economy, Trade and Industry, Report on Energy Supply and Demand.

The following table sets forth information relating to total electric power generating capacity and electric power generation for JFY 2005 through JFY 2009.

	JFY 2005	JFY 2006	JFY 2007	JFY 2008	JFY 2009
	(megawatts)
Electric power generating capacity (a):
Fossil Fuel	175,779	176,350	176,412	179,324	181,736
Nuclear	49,580	49,467	49,467	47,935	48,847
Hydro-electric	47,357	47,375	47,637	47,949	47,966
Other	1,467	1,796	2,072	2,302	2,549

Total	274,183	274,988	275,588	277,511	281,099

	(gigawatt-hour)
Electric power generation:
Fossil Fuel	761,841	755,084	841,289	798,930	742,522
Nuclear	304,755	303,426	263,832	258,128	279,750
Hydro-electric	86,350	97,340	84,234	83,504	83,832
Other	4,981	5,260	5,676	5,708	6,518

Total	1,157,926	1,161,110	1,195,032	1,146,269	1,112,622

(a)	At the end of fiscal year—March 31.

Source: Handbook of Electric Power Industry, Agency for Natural Resources and Energy, Ministry of Economy, Trade and Industry.

GOVERNMENT FINANCE

Revenues, Expenditures and Budgets

The following tables set forth information with respect to the General Account, the Special Accounts and the Government Affiliated Agencies for JFY 2005 through JFY 2010 and the budgets for JFY 2011.

Summary of Consolidated General and Special Accounts

	JFY 2005	JFY 2006	JFY 2007	JFY 2008	JFY 2009	JFY 2010 (Provisional results as of December 31, 2010)	JFY 2011 Revised Budget
	(yen amounts in billions)
REVENUES
Total Revenues, General Account	¥89,000	¥84,413	¥84,553	¥89,208	¥107,114	¥100,669	¥92,717
Total Revenues, Special Accounts	452,141	501,536	395,920	387,740	377,893	402,426	403,225
EXPENDITURES
Total Expenditures, General Account	¥85,520	¥81,445	¥81,843	¥84,697	¥100,973	¥100,531	¥92,717
Total Expenditures, Special Accounts	401,184	450,580	353,283	359,198	348,060	361,591	388,110

Source: Budget, Ministry of Finance.

General Account

	JFY 2005	JFY 2006	JFY 2007	JFY 2008	JFY 2009	JFY 2010 Revised Budget (a)	JFY 2011 Revised Budget
	(yen amounts in billions)
REVENUES
Tax and Stamp Revenues	¥49,065	¥49,069	¥51,018	¥44,267	¥38,733	¥39,643	¥40,927
Carried-over Surplus	4,001	3,481	2,967	2,711	4,511	2,200	—
Government Bond Issues	31,269	27,470	25,382	33,168	51,955	44,303	44,298
Income from Operation	16	16	16	16	15	16	16
Gains from Deposition of Assets	332	275	294	248	145	809	297
Miscellaneous Receipts	4,317	4,102	4,876	8,080	11,755	9,757	7,179
Receipt of the Settlement Adjustment Fund	—	—	—	718	—	—	—

Total Revenues	¥89,000	¥84,413	¥84,553	¥89,208	¥107,114	¥96,728	¥92,717

EXPENDITURES
Local Allocation Tax Grants, etc.	¥17,441	¥16,701	¥14,932	¥15,679	¥16,573	¥18,790	¥16,889
National Debt Service	18,736	18,037	19,290	19,166	18,445	20,236	21,549
Social Security	20,603	20,555	21,141	22,562	28,716	28,645	26,422
Public Works	8,391	7,709	7,257	6,921	8,353	6,359	6,174
Education and Science	5,701	5,331	5,458	5,487	6,158	5,834	5,787
National Defense	4,878	4,817	4,758	4,803	4,811	4,800	4,946
Former Military Personnel Pensions	1,065	992	941	856	781	714	643
Economic Assistance	784	784	787	800	801	726	483
Food Supply	657	610	674	1,051	1,036	1,195	1,363
Energy	493	471	866	868	994	844	844
Promotion of SMEs	237	240	418	1,074	2,915	774	718
Transfer to the Industrial Investment Special Account	71	48	20	—	—	—	—
Financial Aid upon Repayment of Public Investments in Connection with the Structural Reform	1,130	—	—	—	—	—	—
Miscellaneous	5,335	5,152	5,301	5,431	11,391	5,793	6,548
Contingencies	—	—	—	—	—	300	350
Emergency Stimulus Package	—	—	—	—	—	—	—
Contingencies for Economic Crisis Response and Regional Revitalization (b)	—	—	—	—	—	1,000	—
Refund to the Settlement Adjustment Fund	—	—	—	—	—	718	—

Total Expenditures	¥85,520	¥81,445	¥81,843	¥84,697	¥100,973	¥96,728	¥92,717

Surplus of Revenues over Expenditures	¥3,481	¥2,967	¥2,711	¥4,511	¥6,141	¥—	¥—

(a)	As of the date of this Supplement, the provisional results for JFY 2010 General Account are not available.
(b)	Newly established effective JFY 2010.

Source: Budget, Ministry of Finance.

Special Accounts

	JFY 2005		JFY 2006		JFY 2007		JFY 2008		JFY 2009		JFY 2010 Revised Budget (j)		JFY 2011 Revised Budget
	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.
	(yen amounts in billions)
Fiscal Loan Program Funds (a)	¥47,875	¥43,925	¥70,869	¥68,029	¥39,010	¥36,526	—	—	—	—	—	—	—	—
Fiscal Investment and Loan Program (a)	—	—	—	—	—	—	¥42,834	¥40,457	¥39,299	¥37,749	¥37,229	¥36,221	¥41,923	¥41,112
Government Bonds Consolidation Fund	223,650	189,143	256,326	221,424	205,113	176,778	194,752	178,284	186,333	165,602	196,871	176,871	206,417	194,417
Foreign Exchange Fund	3,015	50	3,911	379	4,553	627	3,925	549	3,106	183	2,696	2,034	2,389	1,605
Local Allocation and Local Transfer Tax	72,876	70,840	74,822	72,795	51,366	50,214	51,207	50,577	52,214	51,435	54,977	54,774	54,369	53,158
Measures for Petroleum and the Advancement of Energy Demand and Supply Structure (b)	2,670	2,232	2,266	1,971	—	—	—	—	—	—	—	—	—	—
Measure for Energy (b)	—	—	—	—	2,764	2,402	2,673	2,382	2,650	2,361	2,389	2,389	2,440	2,440
Welfare Insurances (c)	52,593	51,447	45,383	44,117	—	—	—	—	—	—	—	—	—	—
Seamen’s Insurances	71	64	69	63	68	63	67	63	55	48	—	—	—	—
National Advanced Medical Center (d)	165	164	197	184	160	145	170	152	208	167	—	—	—	—
National Pensions (c)	24,994	23,668	25,240	23,904	—	—	—	—	—	—	—	—	—	—
Pensions (c)	—	—	—	—	71,863	69,731	72,520	70,305	75,649	74,612	79,067	78,959	79,412	79,412
Foodstuff Control (e)	2,337	2,326	2,291	2,264	—	—	—	—	—	—	—	—	—	—
Stable Supply of Foodstuff (e)	—	—	—	—	2,617	2,542	2,739	2,642	2,387	2,231	3,047	3,032	2,787	2,760
Agricultural Mutual Aid Reinsurance	107	50	109	62	107	47	93	43	103	62	124	116	104	100
National Forest Service	543	528	427	413	472	473	459	451	498	488	467	467	451	451
National Land Improvement (f)	591	563	521	487	575	481	—	—	—	—	—	—	—	—
Trade Reinsurance	574	64	787	5	853	56	219	65	148	61	201	201	171	171
Compensation Reinsurance for Motor Vehicle Damages (g)	286	219	168	104	140	72	—	—	—	—	—	—	—	—
Automobile Safety (g)	—	—	—	—	—	—	144	72	131	63	123	64	117	60
Infrastructure Development (h)	—	—	—	—	—	—	7,220	6,039	7,131	5,809	3,861	3,861	3,475	3,475
Harbor Improvement (h)	409	385	374	339	360	319	—	—	—	—	—	—	—	—
Airport Improvement (h)	534	442	578	464	663	555	—	—	—	—	—	—	—	—
Labor Insurance	8,907	7,066	8,984	7,110	7,849	6,542	7,935	6,753	7,237	6,869	8,724	8,675	8,655	8,635
Road Construction and Improvement (h)	4,979	4,117	4,787	3,877	4,595	3,812	—	—	—	—	—	—	—	—
Others	4,963	3,949	3,427	2,588	2,791	1,897	782	363	743	318	568	371	515	312

Total Revenues and Expenditures (i)	¥452,141	¥401,184	¥501,536	¥450,580	¥395,920	¥353,283	¥387,740	¥359,198	¥377,893	¥348,060	¥390,345	¥368,036	¥403,225	¥388,110

(a)	The account was combined with certain miscellaneous account under the new account name of “Fiscal Investment and Loan Program” effective JFY 2008.
(b)	The account of “Measures for Petroleum and the Advancement of Energy Demand and Supply Structure” was incorporated in the newly established account of “Measures for Energy” effective JFY 2007.
(c)	The accounts of “Welfare Insurance” and “National Pensions” have been combined under the new account name of “Pensions” effective JFY 2007.
(d)	Account abolished as of March 31, 2010.
(e)	The account of “Foodstuff Control” was combined with certain miscellaneous accounts under the new account name of “Stable Supply of Foodstuff” effective JFY 2007.
(f)	Account abolished effective JFY 2008.
(g)	The account of “Compensation Reinsurance for Motor Vehicle Damages” was combined with certain miscellaneous accounts under the new account name of “Automobile Safety” effective JFY 2008.
(h)	The accounts were combined under the new account name of “Infrastructure Development” effective JFY 2008.
(i)	Without adjustment for inter-account transactions. Total Revenues and Expenditures may differ from the actual totals of the listed accounts due to rounding.
(j)	As of the date of this Supplement, the provisional results for JFY 2010 Special Accounts are not available.

Source: Budget, Ministry of Finance.

Government Affiliated Agencies

	JFY 2005		JFY 2006		JFY 2007		JFY 2008		JFY 2009		JFY 2010 Budget (a)		JFY 2011 Revised Budget
	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.
	(yen amounts in billions)
Total	¥4,710	¥4,103	¥4,503	¥3,793	¥2,604	¥2,065	¥1,825	¥1,785	¥1,277	¥1,530	¥2,200	¥3,135	¥1,931	¥2,703

(a)	As of the date of this Supplement, the provisional results for JFY 2010 Government Affiliated Agencies are not available.
Source:	Budget, Ministry of Finance.

SUMMARY FINANCIAL INFORMATION

JAPAN FINANCE CORPORATION

SUMMARY UNAUDITED JAPANESE GAAP FINANCIAL INFORMATION AS OF AND FOR THE FISCAL YEAR ENDED MARCH 31, 2011

The table below sets forth the summary unaudited financial information of JFC and JBIC for the fiscal year ended March 31, 2011, prepared in accordance with accounting principles generally accepted in Japan (“Japanese GAAP”).

Balance Sheet—JFC (unaudited)

March 31, 2011
(in millions)
Assets:
Cash and due from banks	¥3,354,455
Cash	197
Due from bank	3,354,257
Receivables under resale agreements	—
Securities	1,153,254
Government bonds	1,071,062
Corporate bonds	1,049
Stocks	2,030
Other securities	79,113
Loans and bills discounted	29,009,231
Loans on deeds	29,009,231
Other assets	1,059,184
Prepaid expenses	10,715
Accrued income	59,766
Derivatives other than for trading-assets	966,988
Agency accounts receivable	2,492
Other	19,221
Property, plant and equipment	254,083
Buildings	28,739
Land	104,352
Lease assets	3,752
Construction in progress	115,793
Other	1,446
Intangible assets	13,756
Software	9,545
Lease assets	3,342
Other	869
Customers’ liabilities for acceptances and guarantees	2,446,928
Allowance for loan losses	(501,025)

Total Assets	¥36,789,867

March 31, 2011
(in millions)
Liabilities:
Borrowed money	¥22,036,903
Borrowings	22,036,903
Bonds payable	5,670,825
Entrusted funds	37,735
Reserve for insurance policy liabilities	1,810,579
Other liabilities	125,833
Accrued expenses	62,214
Unearned revenue	43,822
Derivatives other than for trading-liabilities	1,899
Lease obligations	7,479
Other	10,417
Provision for bonuses	5,167
Provision for directors’ bonuses	25
Provision for retirement benefits	206,434
Provision for directors’ retirement benefits	116
Reserve for compensation losses	59,757
Acceptances and guarantees	2,446,928

Total liabilities	32,400,307

Net assets:
Capital stock	3,352,547
Capital surplus	2,007,351
Special reserve for administrative improvement funds	181,500
Legal capital surplus	1,825,851
Retained earnings	(1,126,453)
Legal retained earnings	745,412
Other retained earnings	(1,871,865)
Retained earnings brought forward	(1,871,865)
Total shareholders’ equity	4,233,444
Valuation difference on available for sale securities	(1,665)
Deferred gains or losses on hedges	157,781
Valuation and translation adjustments	156,115

Total net assets	¥4,389,560

Total liabilities and net assets	¥36,789,867

Statement of Operations—JFC (unaudited)

March 31, 2011
(in millions)
Ordinary income:	¥768,105
Interest income	554,071
Interest on loans and discounts	484,591
Interest and dividends on securities	970
Interest on receivables under resale agreements	123
Interest on deposits with banks	4,419
Interest on interest swaps	55,061
Other interest income	8,904
Fees and Commissions	16,086
Fees and commission on compensation security contract	2,679
Other fees and commissions	13,407
Insurance premiums and other	147,864
Insurance premiums	147,864
Other ordinary income	74
Income from derivatives other than for trading or hedging	—
Other	74
Receipts from the national budget	43,142
Receipts from general account of the national budget	43,131
Receipts from special account of the national budget	11
Other income	6,865
Income from sales of stocks	0
Other	6,865
Ordinary expenses:	1,643,704
Interest expenses	322,782
Interest on call money	169
Interest on borrowings and rediscounts	211,024
Interest on short-term bonds	—
Interest on bonds	100,094
Other interest expenses	11,493
Fees and commissions payments	12,790
Expenses on compensation security contract	4,589
Other fees and commissions	8,200
Expenses on insurance claims and other	954,365
Expenses on insurance claims	723,170
Recoveries of insurance claims	(139,910)
Provision of reserve for insurance policy liabilities	371,104
Other ordinary expenses	4,997
Loss on foreign exchange transactions	2,501
Loss on devaluation of bonds	189
Amortization of bond issuance cost	1,695
Expenses on derivatives other than for trading or hedging	7
Interest subsidies	379
Other	224
General and administrative expenses	132,987
Other expenses	215,781
Provision of allowance for loan losses	162,468
Provision of reserve for compensation losses	27,966
Written-off of loans	19,937
Losses on devaluation of stocks and other securities	442
Other	4,966

March 31, 2011
(in millions)
Ordinary loss	(875,599)
Extraordinary income	2,683
Gain on disposal of noncurrent assets	1
Recoveries of written-off claims	2,670
Other	11
Extraordinary losses	13,587
Loss on disposal of noncurrent assets	13,143
Impairment loss	441
Other	2
Net loss	¥(886,503)

Our ordinary income for the fiscal year ended March 31, 2011 was ¥768,105 million. Interest income, which amounted to ¥554,071 million, accounted for most of this income. A significant portion of our interest income related to such income in the JBIC Operations (¥178,661 million) and in the operations aimed at micro business and individuals (¥152,501 million).

Our ordinary expenses for the fiscal year ended March 31, 2011 were ¥1,643,704 million. Insurance claims, relating to credit insurance provided in the operations aimed at small and medium enterprises and which amounted to ¥954,365 million, accounted for most of these expenses.

For the fiscal year ended March 31, 2011, we incurred a net loss of ¥886,503 million, most of which derived from the operations aimed at small and medium enterprises.

Statements of Changes in Net Assets—JFC (unaudited)

March 31, 2011
(in millions)
Shareholders’ equity
Capital stock
Balance at the beginning of current period	¥3,251,797
Changes of items during the period
Issuance of new shares	100,750
Total changes of items during the period	100,750
Balance at the end of current period	3,352,547
Capital surplus
Special reserve for administrative improvement funds
Balance at the beginning of current period	181,500
Changes of items during the period
Total changes of items during the period	—
Balance at the end of current period	181,500
Legal capital surplus
Balance at the beginning of current period	2,223,603
Changes of items during the period
Issuance of new shares	601,300
Reversal of legal capital surplus (Deficit disposition)	(999,052)
Total changes of items during the period	(397,752)
Balance at the end of current period	1,825,851
Total capital surplus
Balance at the beginning of current period	2,405,103
Changes of items during the period
Issuance of new shares	601,300
Reversal of legal capital surplus (Deficit disposition)	(999,052)
Total changes of items during the period	(397,752)
Balance at the end of current period	2,007,351
Retained earnings
Legal retained earnings
Balance at the beginning of current period	728,808
Changes of items during the period
Provision of legal retained earnings	16,603
Total changes of items during the period	16,603
Balance at the end of current period	745,412
Other retained earnings
Retained earnings brought forward
Balance at the beginning of current period	(1,951,207)
Changes of items during the period
Provision of legal retained earnings	(16,603)
Payment to national treasury	(16,603)
Reversal of legal capital surplus (Deficit disposition)	999,052
Net (loss)	(886,503)
Total changes of items during the period	79,341
Balance at the beginning of current period	(1,871,865)
Total retained earnings
Balance at the beginning of current period	(1,222,398)
Changes of items during the period
Payment to national treasury	(16,603)
Reversal of legal capital surplus (Deficit disposition)	999,052
Net (loss)	(886,503)
Total changes of items during the period	95,945
Balance at the beginning of current period	(1,126,453)
Total shareholders’ equity
Balance at the beginning of current period	4,434,501
Changes of items during the period
Issuance of new shares	702,050
Payment to national treasury	(16,603)
Net (loss)	(886,503)
Total changes of items during the period	(201,056)
Balance at the end of current period	4,233,444

March 31, 2011
(in millions)
Valuation and translation adjustments
Valuation difference on available-for-sale securities
Balance at the beginning of current period	(687)
Changes of items during the period
Net changes of items other than shareholders’ equity	(977)
Total changes of items during the period	(977)
Balance at the end of current period	(1,665)
Deferred gains or losses on hedges
Balance at the beginning of current period	140,795
Changes of items during the period
Net changes of items other than shareholders’ equity	16,985
Total changes of items during the period	16,985
Balance at the end of current period	157,781
Total valuation and translation adjustments
Balance at the beginning of current period	140,107
Changes of items during the period
Net changes of items other than shareholders’ equity	16,007
Total changes of items during the period	16,007
Balance at the end of current period	156,115
Total net assets
Balance at the beginning of current period	4,574,609
Changes of items during the period
Issuance of new shares	702,050
Payment to national treasury	(16,603)
Net (loss)	(886,503)
Net changes of items other than shareholders’ equity	16,007
Total changes of items during the period	(185,048)
Balance at the end of current period	4,389,560

Statement of Cash Flow—JFC (unaudited)

March 31, 2011
(in millions)
Net cash used in operating activities
Net loss	¥(886,503)
Depreciation and amortization	8,496
Impairment loss	441
Increase in allowance for loan losses	62,372
Increase in reserve for insurance policy liabilities	371,104
Decrease in provision for bonuses	(164)
Increase (Decrease) in provision for directors’ bonuses	(0)
Increase in provision for retirement benefits	2,072
Increase in provision for directors’ retirement benefits	44
Increase in reserve for compensation losses	(27,553)
Gain on fund management	(554,071)
Financing expenses	322,782
Loss related to securities	(2,739)
Foreign exchange losses	9,744
Loss on disposal of noncurrent assets	13,142
Net increase in loans and bills discounted	169,360
Net increase in borrowed money	816,244
Net increase in entrusted funds	446
Net increase in deposit	188,880
Net increase in receivables under resale agreement	22,983
Net (decrease) in short-term corporate bonds	—
Increase (Decrease) in straight bonds-issuance and redemption	(279,909)
Proceeds from fund management	555,664
Payments for finance	(329,960)
Other	(245,335)
Subtotal	217,542
Net cash used in operating activities	217,542
Net cash used in investing activities
Purchase of securities	(2,158,080)
Proceeds from sales of securities	16,027
Proceeds from redemption of securities	1,067,715
Purchase of property, plant and equipment	(3,926)
Proceeds from sales of property, plant and equipment	2
Purchase of intangible assets	(3,630)
Proceeds from sales of intangible assets	—
Net cash used in investing activities	(1,081,892)
Net cash provided by financing activities
Proceeds from issuance of common stock	702,050
Repayments of lease obligations	(2,784)
Payment to national treasury	(16,603)
Net cash provided by financing activities	682,661
Effect of exchange rate change on cash and cash equivalents	(9,744)
Net increase in cash and cash equivalents	(191,432)
Cash and cash equivalents at beginning of period	1,194,787
Cash and cash equivalents at end of period	¥1,003,355

Balance Sheet—JBIC (as the international arm of JFC) (unaudited)

March 31, 2011
(in millions)
Assets:
Cash and due from banks	¥978,074
Cash	0
Due from bank	978,074
Securities	76,453
Other securities	76,453
Loans and bills discounted	8,376,794
Loans on deeds	8,376,794
Other assets	1,001,457
Prepaid expenses	234
Accrued income	29,379
Derivatives other than for trading-assets	966,988
Other	4,855
Property, plant and equipment	37,664
Buildings	3,488
Land	33,881
Lease assets	58
Construction in progress	2
Other	233
Intangible assets	2,349
Software	2,116
Lease assets	218
Other	14
Customers’ liabilities for acceptances and guarantees	2,443,266
Allowance for loan losses	(134,417)

Total Assets	¥12,781,643

March 31, 2011
(in millions)
Liabilities:
Borrowed money	¥5,502,495
Borrowings	5,502,495
Bonds payable	2,703,551
Other liabilities	71,181
Accrued expenses	29,911
Unearned revenue	38,881
Derivatives other than for trading-liabilities	1,899
Lease obligations	290
Other	198
Provision for bonuses	465
Provision for directors’ bonuses	6
Provision for retirement benefits	12,135
Provision for directors’ retirement benefits	28
Acceptances and guarantees	2,443,266

Total liabilities	10,733,129

Net assets:
Capital stock	1,091,000
Retained earnings	801,398
Legal retained earnings	742,615
Other retained earnings	58,783
Retained earnings brought forward	58,783
Total shareholders’ equity	1,892,398
Valuation and differences on available for sale securities	(1,665)
Deferred gains or losses on hedges	157,781
Valuation and translation adjustments	156,115

Total net assets	2,048,513

Total liabilities and net assets	¥12,781,643

Statement of Operations—JBIC (as the international arm of JFC) (unaudited)

March 31, 2011
(in millions)
Ordinary income:	¥197,217
Interest income	178,661
Interest on loans and discounts	122,329
Interest on dividends and securities	48
Interest on deposits with banks	1,199
Interest on interest swaps	55,061
Other interest income	22
Fees and Commissions	13,183
Other fees and commission	13,183
Other ordinary income	74
Other	74
Other income	5,298
Other	5,298
Ordinary expenses:	147,576
Interest expenses	118,777
Interest on borrowings and rediscounts	55,696
Interest on bonds	63,081
Fees and commissions payments	1,332
Other fees and commissions	1,332
Other ordinary expenses	3,370
Loss on foreign exchange transactions	2,501
Amortization of bond issuance cost	651
Expenses on derivatives other than for trading or hedging	8
Other	209
General and administrative expenses	15,861
Other expenses	8,233
Provision of allowance for loan losses	8,232
Other	0
Ordinary income	49,641
Extraordinary income	9,142
Gain on disposal of noncurrent assets	0
Recoveries of written-off claims	8,715
Other	425
Extraordinary losses	0
Loss on disposal of noncurrent assets	0
Net income	¥58,783

The ordinary income of the JBIC Operations for the fiscal year ended March 31, 2011 was ¥197,217 million. Interest income, which amounted to ¥178,661 million and reflected financing and other assistance provided to large-scale natural resource and infrastructure projects, accounted for most of this income.

The ordinary expenses of the JBIC Operations for the fiscal year ended March 31, 2011 were ¥147,576 million. Interest expense, which amounted to ¥118,777 million and mostly reflected interest expense for our borrowings and outstanding debt securities accounted for most of these expenses.

For the fiscal year ended March 31, 2011, we recorded net income of ¥58,783 million for the JBIC Operations.

Statement of Cash Flow-JBIC (as the international arm of JFC) (unaudited)

March 31, 2011
(in millions)
Net cash used in operating activities
Net income	¥58,783
Depreciation and amortization	1,586
Increase (Decrease) in allowance for loan losses	(10,936)
Increase (Decrease) in provision for bonuses	(45)
Increase (Decrease) in provision for directors’ bonuses	(0)
Increase in provision for retirement benefits	263
Increase in provision for directors’ retirement benefits	11
Gain on fund management	(178,661)
Financing expenses	118,777
Loss (Gain) related to securities	(3,372)
Foreign exchange losses	9,744
Loss (Gain) on disposal of noncurrent assets	(0)
Net increase in loans and bills discounted	394,547
Net increase in borrowed money	235,249
Net increase (decrease) in deposit	(290,000)
Increase (Decrease) in straight bonds-issuance and redemption	103,824
Proceeds from fund management	179,234
Payments for finance	(120,913)
Other	(243,009)
Subtotal	255,083
Net cash used in operating activities	255,083
Net cash used in investing activities
Purchase of securities	(45,823)
Proceeds from sales of securities	16,027
Purchase of property, plant and equipment	(217)
Proceeds from sales of property, plant and equipment	1
Purchase of intangible assets	(1,105)
Net cash used in investing activities	(31,116)
Net cash provided by financing activities
Proceeds from issuance of common stock	35,500
Repayments of lease obligations	(157)
Payment to national treasury	(16,603)
Net cash provided by financing activities	18,739
Effect of exchange rate change on cash and cash equivalents	(9,744)
Net increase (decrease) in cash and cash equivalents	232,961
Cash and cash equivalents at beginning of period	245,113
Cash and cash equivalents at end of period	¥478,074

NON-PERFORMING LOANS

Our asset quality self-assessment is based on our financial statements prepared in accordance with Japanese GAAP.

The following table sets forth the results of our assessment of our loans relating to the JBIC Operations as of March 31, 2011, classified in all material respects according to the standards under the Banking Law (Law No. 59 of 1981, as amended) (the “Banking Law”):

Principal Amount of Non-Performing Loans

Calculated and Disclosed under Banking Law

As of March 31, 2011
(in millions)
Bankrupt loans(a)	¥8,969
Non-accrual loans(b)	97,717
Past due loans (three months or more)(c)	—
Restructured loans(d)	187,046

Total	¥293,733

(a)	“Bankrupt loans” are loans which are placed on non-accrual status when collection of either the principal of or interest on the loans becomes doubtful, are made to borrowers which have begun bankruptcy, composition, reorganization, winding-up or special liquidation proceedings under the Bankruptcy Law, the Corporate Reorganization Law, the Commercial Code or other similar laws of Japan or which have had their transactions with the promissory note clearinghouse suspended, or made to borrowers which have begun similar proceedings under any foreign law. As of March 31, 2011, our loans falling into this category were as follows: operations aimed at micro business and individuals—¥35,305 million; operations aimed at agriculture, forestry, fisheries and food business—¥1,568 million; and operations aimed at small and medium enterprises—¥22,488 million.
(b)	“Non-accrual loans” are loans which are placed on non-accrual status when collection of either the principal of or interest on the loans becomes doubtful, but exclude “Bankrupt loans” and loans the terms of which we have modified in favor of borrowers in order to expedite the borrower’s restructuring and to support the borrowers by deferring interest payments. As of March 31, 2011, our loans falling into this category were as follows: operations aimed at micro business and individuals—¥136,178 million; operations aimed at agriculture, forestry, fisheries and food business—¥82,436 million; and operations aimed at small and medium enterprises—¥358,787 million.
(c)	“Past due loans (three months or more)” are loans for which principal and/or interest is past due three months or more from their scheduled payment dates, but exclude “Bankrupt loans” and “Non-accrual loans.” As of March 31, 2011, our loans falling into this category were as follows: operations aimed at micro business and individuals—¥85 million; operations aimed at agriculture, forestry, fisheries and food business—¥2,930 million; and operations aimed at small and medium enterprises—none.
(d)	“Restructured loans” are loans the terms of which we have modified in favor of borrowers in order to expedite the borrowers’ restructuring and to support the borrowers by, among other things, reducing the stated interest rate, deferring interest payments or writing down principal, but exclude (1) “Bankrupt loans,” (2) “Non-accrual loans,” and (3) “Past due loans (three months or more)”. As of March 31, 2011, our loans falling into this category were as follows: operations aimed at micro business and individuals—¥570,268 million; operations aimed at agriculture, forestry, fisheries and food business—¥13,553 million; and operations aimed at small and medium enterprises—¥47,450 million.

The following table sets forth the results of our assessment of our loan portfolio relating to the JBIC Operations as of March 31, 2011, classified in all material respects according to the standards under the Law on Emergency Measures for the Revitalization of the Functions of the Financial System of 1998, as amended (the “Financial Revitalization Law”):

Problem Assets

Calculated and Disclosed under Financial Revitalization Law

As of March 31, 2011
(in millions)
Bankrupt and quasi-bankrupt assets(a)	¥8,969
Doubtful assets(b)	97,717
Substandard loans(c)	187,046

Total	¥293,733

(a)	“Bankrupt and quasi-bankrupt assets” are loans to and other credits to debtors which have begun proceedings under the Bankruptcy Law, the Corporate Reorganization Law, the Financial Revitalization Law or other similar laws of Japan and have financially failed, as well as similar loans as so designated. As of March 31, 2011, our loans falling into this category were as follows: operations aimed at micro business and individuals—¥116,943 million; operations aimed at agriculture, forestry, fisheries and food business—¥6,708 million; and operations aimed at small and medium enterprises—¥68,727 million.
(b)	“Doubtful assets” are loans to and other credits to debtors whose financial and operational conditions have been deteriorated and which are unlikely to make payment of principal and/or interest on a contractual basis. As of March 31, 2011, our loans falling into this category were as follows: operations aimed at micro business and individuals—¥55,371 million; operations aimed at agriculture, forestry, fisheries and food business—¥77,344 million; and operations aimed at small and medium enterprises—¥312,892 million.
(c)	“Substandard loans” are (1) “Past due loans (three months or more)” for which principal and/or interest is past due three months or more from their date scheduled payment dates excluding “Bankrupt and quasi-bankrupt assets” and “Doubtful assets”, and (2) restructured loans on which we granted concessions to borrowers in financial difficulty to assist them in their financial recovery and enable them to eventually pay their creditors, but exclude “Bankrupt and quasi-bankrupt assets,” “Doubtful assets” and “Past due loans (three months or more)”. As of March 31, 2011, our loans falling into this category were as follows: operations aimed at micro business and individuals—¥570,353 million; operations aimed at agriculture, forestry, fisheries and food business—¥16,483 million; and operations aimed at small and medium enterprises—¥47,450 million.

USE OF PROCEEDS

We will use the net proceeds of the issue of the bonds, which we estimate will be approximately $1,992,212,175 solely and exclusively for the JBIC Operations to be conducted under the name of “Japan Bank for International Cooperation” or “JBIC”. The proceeds shall be administered in the account of the JBIC Operations, separately from the respective accounts of the other financial operations of JFC, in accordance with the JFC Law.

DESCRIPTION OF THE BONDS AND GUARANTEE

The following terms of the bonds and the guarantee of Japan supplement the description of the general terms of our debt securities under “Description of the Debt Securities and Guarantee” in the SEC Base Prospectus. For more information, you should refer to the fiscal agency agreement relating to the bonds, a copy of the form of which is filed as an exhibit to Registration Statement No. 333-157296 and a copy of the final form of which is to be filed as an exhibit to an amendment to the 2010 JFC 18-K on or about July 7, 2011.

General

The bonds will be issued pursuant to a fiscal agency agreement, dated as of July 6, 2011 (New York City time)/July 7, 2011 (Tokyo time), among us, Japan, The Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch, as fiscal agent, principal paying agent and transfer agent, and Union Bank, N.A., as U.S. representative of the fiscal agent, principal paying agent and transfer agent. The aggregate principal amount of the bonds will be $2,000,000,000, and the bonds will mature at par on July 13, 2016.

The bonds will bear interest at the rate per year shown on the front cover of this Supplement, payable in equal semi-annual installments. The interest payment dates are January 13 and July 13, commencing January 13, 2012. Interest will be payable to the person in whose name the bond is registered at 6:00 p.m., New York City time on the fifteenth day before the interest payment occurs. Whenever it is necessary to compute any amount of interest in respect of the bonds other than with regular semi-annual payments, that interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

If a date for payment of principal or interest on the bonds falls on a day that is not a business day, the related payment of principal, premium, if any, or interest may be made on the next succeeding business day as if made on the date the payment was due and no interest will accrue in respect of such delay. For purposes of this paragraph, “business day” means any day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in: (a) the relevant place of payment and (b) The City of New York, London and Tokyo.

Other than as described below under “—Redemption”, we may not redeem the bonds prior to maturity. The bonds will not be subject to a sinking fund.

Japan unconditionally and irrevocably guarantees the payment of principal of, interest on, and any additional amounts of, the bonds.

The bonds will be our direct, unsecured debt securities obligations and rank pari passu and be payable without any preference among themselves and at least equally with all of our other unsecured debt securities obligations from time to time outstanding, which rank senior to our unsecured general obligations not represented by debt securities, provided, however, that certain obligations in respect of national and local taxes and certain preferential rights granted by, among others, the Japanese Civil Code to certain specified types of creditors, such as preferential rights of employees to wages, will have preference.

Additional terms of the bonds and the guarantee of Japan are described in the SEC Base Prospectus under “Description of the Debt Securities and Guarantee”.

The Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch, has its principal corporate office at Ropemaker Place, 25 Ropemaker Street, London EC2Y 9AN. Under the fiscal agency agreement, the fiscal agent will act in part through its U.S. representative, Union Bank, N.A., which has an office at 1251 Avenue of the Americas, 19th Floor, New York, N.Y. 10020. In acting as the fiscal agent for the bonds, The Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch (or its U.S. representative, as applicable), is the agent of JFC and Japan, is not a trustee or agent for the holders of the bonds and does not have the same responsibilities or duties to act for such holders as would a trustee or agent. We may maintain deposit accounts and conduct other banking transactions in the ordinary course of business with the fiscal agent.

The initial yield on the bonds is 2.302% per year. This yield is calculated at the issue date of the bonds on the basis of the issue price of the bonds. It is not an indication of future yield.

Additional Amounts

We will pay all amounts that we are required to pay on the bonds without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Japan, or any taxing authority in Japan (“Taxes”), unless the withholding or deduction of such Taxes is required by law. In that event, we will pay such additional amounts that are necessary so that the net amounts received by any beneficial owner of the bonds after such withholding or deduction will equal the amounts that would have been receivable in the absence of such withholding or deduction.

We will not, however, be obligated to pay any additional amounts:

•	to, or to a third party on behalf of, any beneficial owner of a bond that is an individual non-resident of Japan or a non-Japanese corporation and is liable for such Taxes in respect of this bond by reason of such beneficial owner’s (a) having some connection with Japan other than the mere holding of, or the enforcement of its rights under, this bond or (b) being a Specially-Related Party of JFC; or

•	to, or to a third party on behalf of, any beneficial owner of a bond that would otherwise be exempt from any such withholding or deduction but that fails to comply with any applicable requirement to provide interest recipient information or to submit a written application for tax exemption to the relevant fiscal agent, or whose interest recipient information is not duly communicated through the Participant (as defined below) and the relevant international clearing organization to such fiscal agent; or

•	to, or to a third party on behalf of, any beneficial owner of a bond that is for Japanese tax purposes treated as an individual resident of Japan or a Japanese corporation, except for

•	a “designated financial institution” that complies with the requirement to provide the interest recipient information or to submit a “claim for exemption” and

•	an individual resident of Japan or a Japanese corporation that duly notifies the fiscal agent of its status as not being subject to Taxes to be withheld or deducted by reason of such resident or Japanese corporation receiving interest on the bond through a payment handling agent in Japan appointed by it; or

•	more than 30 days after the Relevant Date, except to the extent that any beneficial owner of a bond would have been entitled to additional amounts for payment at the expiration of such 30-day period. By “Relevant Date” we mean the date on which such payment first becomes due, except that, if the amount of the moneys payable has not been received by the fiscal agent on or prior to that due date, “Relevant Date” means the date, after the full amount of such moneys are received, on which notice is duly published as described below under “—Redemption”; or

•	where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other European Union Directive implementing the conclusions of the ECOFIN Council meeting of November 26 to 27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive; or

•	to, or to a third party on behalf of, a beneficial owner of this bond who would have been able to avoid such withholding or deduction by presenting the relevant bond to another paying agent in a Member State of the European Union (“EU”).

Where a bond is held through a participant of an international clearing organization or a financial intermediary, each of which we refer to as a “Participant”, in order to receive payments free of withholding or deduction for, or on account of, any Taxes, if the beneficial owner of the bond is

•	an individual non-resident of Japan or a non-Japanese corporation (other than a Specially-Related Party of JFC) or

•	a Japanese financial institution falling under certain categories prescribed by the Act on Special Measures Concerning Taxation of Japan, and the Cabinet Order, which we refer to as a “designated financial institution”, that beneficial owner must, at the time it entrusts a Participant with the custody of the bond, provide certain “interest recipient information” prescribed by the Act on Special Measures Concerning Taxation of Japan to enable the Participant to establish that the beneficial owner is exempted from the requirement for Taxes to be withheld or deducted, and advise the Participant if that beneficial owner ceases to be so exempted (including the case where the beneficial owner who is an individual non-resident of Japan or a non-Japanese corporation became a Specially-Related Party of JFC).

Where a bond is not held by a Participant, in order to receive payments free of withholding or deduction for, or on account of, any Taxes, if the beneficial owner is

•	an individual non-resident of Japan or a non-Japanese corporation (other than a Specially-Related Party of JFC) or

•	a designated financial institution,

that beneficial owner must, prior to each time it receives interest, submit to the fiscal agent a claim for exemption from withholding tax (Hikazei Tekiyo Shinkokusho), which we refer to as a “claim for exemption”, in the form obtainable from the fiscal agent. The claim for exemption must state, among other things,

•	the name and address of the beneficial owner,

•	the title of the bond,

•	the relevant interest payment date,

•	the amount of interest and

•	the fact that the beneficial owner is qualified to submit the claim for exemption, together with the documentary evidence regarding its identity and residence.

Redemption

We may redeem all, but not less than all, of the bonds if:

•	there is any change in or amendment to the laws or treaties, or any regulations or rulings promulgated under the laws or treaties, of Japan or any political subdivision or taxing authority of Japan or

•	there is any change in official position regarding the application or interpretation of these laws, treaties, regulations or rulings, including a holding, judgment or order by a court of competent jurisdiction, which change, amendment, application or interpretation becomes effective on or after the date we issued the bonds and causes us to pay any additional amounts, as described above under “—Additional Amounts”.

Before we can redeem the bonds, we must:

•	give the holders of the bonds at least thirty (30) days’ notice and not more than sixty (60) days’ notice in the manner described in “—Notices” below and

•	deliver to the fiscal agent a legal opinion of our counsel or an opinion of a tax consultant confirming that the conditions that must be satisfied for redemption have occurred.

The redemption price for each bond will be equal to the 100% of the principal amount of the bond plus accrued interest to the date of redemption and any additional amounts we are required to pay, as described above under “—Additional Amounts”.

Form, Denominations and Registration

All bonds will be in registered form, without interest coupons attached. Bonds held outside the United States, referred to as the international bonds, will be represented by beneficial interests in the international global bond, in fully registered permanent global form without interest coupons attached, which will be registered in the name of the nominee of the common depositary for, and in respect of interests held through, Euroclear and Clearstream. A beneficial interest in the international global bond may at all times be held only through Euroclear and Clearstream.

Bonds held within the United States, referred to as the DTC bonds, will be represented by beneficial interests in one or more DTC global bonds, in fully registered permanent global form without interest coupons attached, which will be registered in the name of Cede & Co., as nominee for DTC, and which will be deposited on or about July 13, 2011 with Union Bank, N.A., as custodian for DTC. In the event there is more than one DTC global bond, they shall collectively be referred to as the DTC global bond.

The international global bond has been assigned a Common Code number of 61523715 and an ISIN number of XS0615237152. The DTC global bond has been assigned an ISIN number of US471065AH55 and a CUSIP number of 471065 AH5.

Beneficial interests in the global bonds will be represented, and transfers will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC, Euroclear or Clearstream. Such beneficial interests will be in denominations of $200,000 and integral multiples of $1,000 in excess thereof. You may hold bonds directly through DTC, Euroclear or Clearstream, if you are a participant in these systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream hold securities on behalf of their participants through customers’ securities accounts in their respective names on the books at their respective depositaries, which in turn can hold such securities in customers’ securities accounts in the depositaries’ names on the books of DTC.

Persons who are not DTC, Euroclear, or Clearstream participants may beneficially own bonds held by DTC and the nominee of the common depositary for Euroclear and Clearstream only through direct or indirect participants in DTC, Euroclear, or Clearstream. So long as Cede & Co., as the nominee of DTC, and the nominee of the common depositary for Euroclear and Clearstream are the registered owners of the global bonds, Cede & Co. and the nominee of the common depositary for Euroclear and Clearstream for all purposes will be considered the sole holders of the bonds under the fiscal agency agreement and the bonds. Except as provided below, owners of beneficial interests in the global bonds will not be entitled to have bonds registered in their names, will not receive or be entitled to receive physical delivery of bonds in definitive form and will not be considered the holders thereof under the fiscal agency agreement or the bonds. Once we and the fiscal agent make payments to the registered holder, we and the fiscal agent will no longer be liable on the bonds for the amount so paid. Accordingly, any person owning a beneficial interest in the global bonds must rely on the procedures of DTC, Euroclear or Clearstream, and, if such person is not a participant in DTC, Euroclear, or Clearstream, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of bonds. We understand that, under existing industry practice, in the event that any owner of a beneficial interest in the DTC global bonds desires to take any action that Cede & Co., as the holder of the global bonds, is entitled to take, Cede & Co. would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC may grant proxies or authorize its DTC participants, or persons holding beneficial interests in the bonds through such DTC participants, to exercise any rights of a holder or take any actions that a holder is entitled to take under the fiscal agency agreement or the U.S. dollar-denominated bonds.

The fiscal agent will not charge you any fees for the bonds, other than reasonable fees and indemnity satisfactory to the fiscal agent for the replacement of lost, stolen, mutilated or destroyed bonds. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

Payment

Owners of beneficial interests in the global bonds will receive all payments in U.S. dollars.

Payment of principal of and interest on the global bonds will be made to DTC and the common depositary for Euroclear and Clearstream, or the nominee thereof, as the case may be, as the registered owners of the global bonds.

Upon receipt of any payment of principal of or interest on the global bonds, DTC will credit its participants’ accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount of the global bonds as shown on the records of DTC. Payments by DTC participants to owners of beneficial interests in the global bonds held through such participants will be the responsibility of such participants, as is now the case with securities held for the accounts of customers registered in “street name”. Distributions with respect to bonds held through Euroclear or Clearstream will be credited to the cash accounts of Euroclear participants or Clearstream participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Neither we nor the fiscal agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global bond or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

If a date for payment of principal or interest on the bonds falls on a day that is not a business day, then the related payment of principal, premium, if any, or interest may be made on the next succeeding business day as if made on the date the payment was due and no interest will accrue in respect of such delay. For purposes of this paragraph, “business day” means any day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in: (a) the relevant place of payment and (b) The City of New York, London and Tokyo.

Further Issues

We may from time to time, without notice to or the consent of the registered holders of the bonds, create and issue further bonds ranking pari passu with the bonds in all respects, or in all respects except for

•	the payment of interest accruing prior to the issue date of any further bonds or

•	the first payment of interest following the issue date of any further bonds,

so that those further bonds would be consolidated and form a single series with the bonds and would have the same terms as to status, redemption or otherwise as the bonds. Any further bonds will be issued subject to a supplement to the fiscal agency agreement.

Prescription

Bonds will become void unless surrendered for payment within a period of ten years from the date on which the payment in respect thereof first becomes due or, if the full amount of the money has not been received by the fiscal agent on or prior to such due date, the date on which the full amount of such money having been so received, notice to that effect shall have been given to the holders.

Meeting of Bondholders

The fiscal agency agreement does not contain provisions for convening meetings of holders of the bonds.

Exchange of Interests in Global Bonds for Bond Certificates

Except in the limited circumstances described below, owners of beneficial interests in global bonds will not be entitled to have bonds registered in their names, will not receive or be entitled to receive physical delivery of bond certificates in definitive form and will not be considered owners or holders thereof under the fiscal agency agreement.

Registration of title to DTC bonds initially represented by the DTC global bond in a name other than DTC or successor depositary or one of their respective nominees will not be permitted unless such depositary notifies us that it is no longer willing or able to discharge properly its responsibilities as depositary with respect to the DTC global bond or ceases to be a “clearing agency” registered under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), or is at any time no longer eligible to act as such, and we are unable to locate a qualified successor within 90 days of receiving notice of such ineligibility on the part of such depositary, in which case notice will be given as described below in “—Notices”.

Registration of title to international bonds initially represented by the international global bond in a name other than the nominee of the common depositary for Euroclear and Clearstream will not be accepted unless Euroclear or Clearstream is closed for business for a continuous period of 14 days (other than by reason of legal holidays) or announces an intention permanently to cease business, in which case notice will be given as described below in “—Notices”.

We may also at any time and in our sole discretion determine not to have any of the bonds represented by the global bonds. In such event, we will issue or cause to be issued bonds in definitive registered form in exchange for the global bonds. Bonds issued in definitive registered form will be issued only in fully registered form, without coupons, in denominations of $200,000 and integral multiples of $1,000 in excess thereof. Any bonds so issued will be registered in such names, and in such denominations, as DTC, Euroclear or Clearstream, as the case may be shall request. Such bonds may be presented for registration of transfer or exchange at the office of the fiscal agent or one of its agents in The City of New York or London, and principal thereof and interest thereon will be payable at such office of the fiscal agent, provided that interest thereon may be paid to the registered holders of the definitive registered bonds as described below. Exchange of permanent global bonds for definitive registered bonds will be made free of charge for the bondholders.

Distribution of principal of and interest on any definitive registered bonds will be made by the fiscal agent directly to registered holders of the definitive registered bonds in accordance with the procedures described in this Supplement and in the fiscal agency agreement. Interest payments and any principal payments on each payment date will be made to holders of the definitive registered bonds in whose names the definitive registered bonds were registered at the close of business on the related record date. Distributions will be made by wire transfer or by check mailed to the addresses of such holders as they appear on the register maintained by the fiscal agent. The final payment on any definitive registered bond, however, will be made only upon presentation and surrender of such definitive registered bond at the office of the fiscal agent on a payment date that is a business day in the place of presentation. The fiscal agent will provide notice to registered holders mailed not later than fifteen (15) days before such final distribution.

Definitive registered bonds will be transferable and exchangeable at the offices of the fiscal agent or at the offices of our other agents in The City of New York or London. No service charge will be imposed for any registration of transfer or exchange, but the fiscal agent may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection with the transfer or exchange. Neither the fiscal agent nor any transfer agent will be required to (a) exchange or register the transfer of any definitive registered bonds selected for redemption, or (b) exchange or register the transfer of definitive registered bonds for the period from the record date preceding the due date for any payment to the payment date with respect to such definitive registered bonds.

Notices

All notices will be published in a daily newspaper in English of general circulation in London (expected to be the Financial Times) and in New York City (expected to be The Wall Street Journal), provided that for so long as any bonds are represented by global bonds notices may be given by delivery of the relevant notice to DTC, Euroclear and Clearstream, for communication by them to their respective participants in substitution for publication in any such newspaper. If at any time publication in any such newspaper is not practicable, notices will be valid if published in an English language newspaper selected by us with general circulation in the respective market regions. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made.

GLOBAL CLEARANCE AND SETTLEMENT

Although DTC, Euroclear and Clearstream have agreed to the procedures provided below in order to facilitate transfers of bonds among their participants, they are under no obligation to perform these procedures and they may modify or discontinue these procedures at any time. None of JFC, Japan and the fiscal agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

DTC, Euroclear and Clearstream have advised as follows:

The Clearing Systems

DTC

DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. DTC participants include:

•	securities brokers and dealers;

•	banks;

•	trust companies; and

•	clearing corporations.

DTC participants also may include certain other organizations such as the underwriters. Indirect access to the DTC system also is available to indirect DTC participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly.

Because DTC can act only on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and certain banks, the ability of an owner of a beneficial interest in the global bonds to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for such interest. The laws of some jurisdictions require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the global bonds to such persons may be limited. In addition, beneficial owners of bonds through the DTC system will receive distributions of principal and interest on the bonds only through DTC participants.

Euroclear and Clearstream

Euroclear and Clearstream hold securities for participating organizations and facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in accounts of such participants. Euroclear and Clearstream provide to their participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream interface with domestic securities markets. Euroclear and Clearstream participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations and include certain of the underwriters. Indirect access to Euroclear or Clearstream is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Euroclear or Clearstream participant, either directly or indirectly.

Initial Settlement

Investors electing to hold their bonds through DTC will follow the settlement practices applicable to U.S. corporate debt obligations. The securities custody accounts of investors will be credited with their holdings against payment in same-day funds on the settlement date.

Investors electing to hold their bonds through Euroclear or Clearstream accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Bonds will be credited to the securities custody accounts of Euroclear holders and of Clearstream holders against payment in same-day funds on the settlement date.

Secondary Market Trading

Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any bonds where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

Trading between DTC participants

Secondary market sales of book-entry interests in the DTC bonds between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled using the procedures applicable to United States corporate debt obligations if payment is effected in U.S. dollars, or free of payment if payment is not effected in U.S. dollars. Where payment is not effected in U.S. dollars, separate payment arrangements outside DTC are required to be made between the DTC participants.

Trading between Euroclear and/or Clearstream participants

Secondary market sales of book-entry interests in the bonds held through Euroclear or Clearstream to purchasers of book-entry interests in the international bonds through Euroclear or Clearstream will be conducted in accordance with the normal rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to conventional eurobonds in registered form.

Trading between DTC seller and Euroclear or Clearstream purchaser

When book-entry interests in bonds are to be transferred from the account of a DTC participant holding a beneficial interest in a DTC global bond to the account of a Euroclear or Clearstream accountholder wishing to purchase a beneficial interest in an international global bond, the DTC participant will deliver instructions for delivery to the relevant Euroclear or Clearstream accountholder to DTC by 12:00 noon, New York City time, on the settlement date. Separate payment arrangements are required to be made between the DTC participant and the relevant Euroclear or Clearstream accountholder. On the settlement date, the custodian, Union Bank, N.A. will instruct the fiscal agent to:

•	decrease the amount of bonds registered in the name of Cede & Co. and evidenced by the DTC global bonds; and

•

increase the amount of bonds registered in the name of the nominee of the common depositary for Euroclear and Clearstream, and evidenced by the international global bond. Book-entry interests will be delivered free of payment to Euroclear or Clearstream as the case may be, for credit to the relevant accountholder on the first business day following the settlement date.

Trading between Euroclear or Clearstream seller and DTC purchaser

When book-entry interests in the bonds are to be transferred from the account of a Euroclear or Clearstream accountholder to the account of a DTC participant wishing to purchase a beneficial interest in the DTC global bond, the Euroclear or Clearstream participant must send to Euroclear or Clearstream delivery free of payment instructions by 7:45 p.m., Luxembourg time, one business day prior to the settlement date. Euroclear or Clearstream, as the case may be, will in turn transmit appropriate instructions to the common depositary for Euroclear and Clearstream and the fiscal agent to arrange delivery to the DTC participant on the settlement date. Separate payment arrangements are required to be made between the DTC participant and the relevant Euroclear or Clearstream accountholder, as the case may be. On the settlement date, the common depositary for Euroclear and Clearstream will:

•	transmit appropriate instructions to the custodian, Union Bank, N.A., who will in turn deliver such book-entry interests in the bonds free of payment to the relevant account of the DTC participants; and

•	instruct the fiscal agent to:

•	decrease the amount of bonds registered in the name of the nominee of the common depositary for Euroclear and Clearstream, and evidenced by the international global bond; and

•	increase the amount of bonds registered in the name of Cede & Co. and evidenced by the DTC global bond.

Although the foregoing sets out the procedures of Euroclear, Clearstream and DTC in order to facilitate the transfers of interests in the bonds among participants of DTC, Clearstream and Euroclear, none of Euroclear, Clearstream or DTC is under any obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of JFC, the fiscal agent, any paying agent, any underwriter or any affiliate of any of the above, or any person by whom any of the above is controlled for the purposes of the United States Securities Act of 1933, as amended (the “Securities Act”), will have any responsibility for the performance by DTC, Euroclear and Clearstream or their respective direct or indirect participants or accountholders of their respective obligations under the rules and procedures governing their operations or for the sufficiency for any purpose of the agreements described above.

So long as the international global bond is held on behalf of Euroclear and Clearstream or on behalf of any other clearing system, referred to as an alternative clearing system, notices to holders of bonds represented by a beneficial interest in the international global bond may be given by delivery of the relevant notice to Euroclear, Clearstream or the alternative clearing system, as the case may be, and so long as the DTC global bond is held on behalf of DTC, or an alternative clearing system, notices to holders of bonds represented by a beneficial interest in the DTC global bond may be given by delivery of the relevant notice to DTC or the alternative clearing system, as the case may be.

TAXATION

Additional Japanese Taxation Considerations

The following description of Japanese taxation (limited to national taxes) applies to interest on Debt Securities issued by JFC outside Japan on or after April 1, 2010 and payable outside Japan as well as to certain aspects of capital gains, inheritance tax and gift tax. This replaces the discussion of tax consequences under “Description of the Debt Securities and Guarantee—Japanese Taxation” in the accompanying prospectus. You should note that, while the following description of Japanese taxation contains the terms of Japanese taxation material to prospective investors, it is not exhaustive and prospective investors are advised to consult their own tax advisors as to their exact tax position.

Debt Securities.    This section applies only to Debt Securities other than those falling under (i) so-called “discounted bonds” (of which the original issue discount will be subject to Japanese withholding tax) as prescribed by the Act on Special Measures Concerning Taxation of Japan or (ii) so-called “taxable linked bonds” as described in Article 6, Paragraph (4) of the Act on Special Measures Concerning Taxation of Japan, i.e., bonds of which the amount of interest is to be calculated by reference to certain indexes (as prescribed by the Cabinet Order under Article 6, Paragraph (4) of the Act on Special Measures Concerning Taxation of Japan) relating to JFC or a Specially-Related Party of JFC (as defined below). The bonds will constitute such Debt Securities falling under neither of item (i) and (ii) above.

Representation of Gross Recipient Status upon Initial Distribution.    By subscribing to the Debt Securities, an investor will be deemed to have represented it is a “Gross Recipient,” i.e., (i) a beneficial owner that is, for Japanese tax purposes, neither (x) an individual resident of Japan or a Japanese corporation, nor (y) an individual non-resident of Japan or a non-Japanese corporation that in either case is a Specially-Related Party of JFC, (ii) a Designated Financial Institution (as defined below) that will hold the Debt Securities for its own proprietary account or (iii) an individual resident of Japan or a Japanese corporation who will receive interest payments on the Debt Securities through a Japanese Payment Handling Agent (as defined below). Among other restrictions, the Debt Securities are not, as part of the initial distribution at any time, to be directly or indirectly, offered or sold to, or for the benefit of, any person other than a Gross Recipient.

Tax Withholding Rules for Non-resident Investors.    If the recipient of interest on the Debt Securities is an individual non-resident of Japan or a non-Japanese corporation for Japanese tax purposes, as described below, the Japanese tax consequences on such individual non-resident of Japan or non-Japanese corporation are significantly different depending upon whether such individual non-resident of Japan or non-Japanese corporation is a Specially-Related Party of JFC. Most importantly, if such individual non-resident of Japan or non-Japanese corporation is a Specially-Related Party of JFC, income tax at the rate of 15% of the amount of such interest will be withheld by JFC under Japanese tax law:

•	If the recipient of interest on any Debt Securities is:

•	an individual non-resident of Japan with no permanent establishment within Japan;

•	a non-Japanese corporation with no permanent establishment within Japan; or

•	an individual non-resident of Japan or non-Japanese corporation with a permanent establishment within Japan, but the receipt of interest on the relevant Debt Securities is not attributable to the business of such individual non-resident of Japan or non-Japanese corporation carried on within Japan through such permanent establishment, then, no Japanese income or corporate tax is payable with respect to such interest by way of withholding or otherwise, if such recipient complies with certain requirements. Such requirements include:

•

if the relevant Debt Securities are held through a certain participant in an international clearing organization such as Euroclear Bank S.A./N.V., Clearstream Banking, société anonyme and The Depository Trust Company, or a certain financial intermediary prescribed by the Act on Special

Measures Concerning Taxation of Japan and the relevant cabinet order thereunder (the Act on Special Measures Concerning Taxation of Japan, cabinet order thereunder and the related ministerial regulation are called the “Law”) (each, a “Participant”), the requirement to provide, at the time of entrusting a Participant with the custody of the relevant Debt Securities, certain information prescribed by the Law to enable the Participant to establish that the recipient is exempt from the requirement for Japanese tax to be withheld or deducted (the “Interest Recipient Information”), and to advise the Participant if such individual non-resident of Japan or non-Japanese corporation ceases to be so exempted (including the case where it became a Specially-Related Party of JFC ); and

•	if the relevant Debt Securities are not held by a Participant, the requirement to submit to the Fiscal Agent (or a separate paying agent, if one is appointed) a claim for exemption from withholding tax (the “Claim for Exemption”), together with certain documentary evidence.

Failure to comply with the requirements described above will (including the case where the Interest Recipient Information is not duly communicated as required under the Law) result in the withholding by JFC of income tax at the rate of 15% of the amount of such interest.

•	If the recipient of interest on any Debt Securities is:

•	an individual non-resident of Japan with a permanent establishment within Japan; or

•	a non-Japanese corporation with a permanent establishment within Japan,

and the receipt of interest is attributable to the business carried on within Japan by the recipient through such permanent establishment, then such interest will not be subject to the withholding by JFC of income tax at the rate of 15% if the recipient complies with, among others, the requirement to provide the Interest Recipient Information or to submit the Claim for Exemption, as the case may be. Failure to do so will result in the withholding by JFC of income tax at the rate of 15% of the amount of such interest. The amount of such interest will, however, be included in the recipient’s Japanese source income which is subject to Japanese taxation, and will be subject to regular income tax or corporate tax, as the case may be.

•	Notwithstanding the foregoing, if an individual non-resident of Japan or a non-Japanese corporation mentioned above is a party who has a special relationship with JFC (that is, in general terms, a person who directly or indirectly controls or is directly or indirectly controlled by, or is under direct or indirect common control with, JFC) within the meaning prescribed by the Cabinet Order under Article 6, Paragraph (4) of the Act on Special Measures Concerning Taxation of Japan (such party is referred to in this section as a “Specially-Related Party of JFC”) as of the beginning of the fiscal year of JFC in which the relevant Interest Payment Date falls, the exemption from Japanese withholding tax on interest mentioned above will not apply, and income tax at the rate of 15% of the amount of such interest will be withheld by JFC. If such individual non-resident of Japan or a non-Japanese corporation has a permanent establishment within Japan, regular income tax or corporate tax, as appropriate, collected otherwise by way of withholding, will apply to such interest under Japanese tax law.

•	If an individual non-resident of Japan or a non-Japanese corporation (regardless of whether it is a Specially-Related Party of JFC) is subject to Japanese withholding tax with respect to interest on the Debt Securities under Japanese tax law, a reduced rate of withholding tax or exemption therefrom may be available under the relevant income tax treaty between Japan and the country of tax residence of such individual non-resident of Japan or non-Japanese corporation. Individual non-residents of Japan or non-Japanese corporations that are entitled to a reduced rate of Japanese withholding tax or exemption from Japanese withholding tax on payment of interest by JFC are required to submit an “Application Form for Income Tax Convention regarding Relief from Japanese Income Tax on Interest” and any other required forms and documents in advance through JFC to the relevant tax authority before payment of interest.

•	Under the Law, (a) if an individual non-resident of Japan or a non-Japanese corporation that is a beneficial owner of the Debt Securities becomes a Specially-Related Party of JFC, or an individual non-resident of Japan or a non-Japanese corporation that is a Specially-Related Party of JFC becomes a beneficial owner of the Debt Securities, and (b) if such Debt Securities are held through a Participant, then such individual non-resident of Japan or non-Japanese corporation should notify the Participant of such change in status by the immediately following Interest Payment Date of the Debt Securities. As described above, as the status of such individual non-resident of Japan or non-Japanese corporation as a Specially-Related Party of JFC for Japanese withholding tax purposes is determined based on the status as of the beginning of the fiscal year of JFC in which the relevant Interest Payment Date falls, such individual non-resident of Japan or non-Japanese corporation should, by such notification, identify and advise the Participant of the specific Interest Payment Date on which Japanese withholding tax starts to apply with respect to such individual non-resident of Japan or non-Japanese corporation as being a Specially-Related Party of JFC.

Tax Withholding Rules for Resident Investors.    If the recipient of interest on the Debt Securities is an individual resident of Japan or a Japanese corporation for Japanese tax purposes, as described below, regardless of whether such recipient is a Specially-Related Party of JFC, income tax will be withheld at the rate of 15% of (i) the amount of such interest, if such interest is paid to an individual resident of Japan or a Japanese corporation (except for a Designated Financial Institution (as defined below) which complies with the requirement for tax exemption under Article 6, Paragraph (9) of the Act on Special Measures Concerning Taxation of Japan) (except as provided in item (ii) below) or (ii) the amount of such interest minus the amount provided in the Cabinet Order relating to Article 3-3, Paragraph (6) of the Act on Special Measures Concerning Taxation of Japan, if such interest is paid to a Public Corporation, etc. (as defined below) or a Specified Financial Institution (as defined below) through the Japanese Custodian (as defined below) in compliance with the requirement for tax exemption under Article 3-3, Paragraph (6) of the Act on Special Measures Concerning Taxation of Japan:

•	If the recipient of interest on any Debt Securities is an individual resident of Japan or a Japanese corporation other than any of the following institutions that complies with the requirement described below:

•	Japanese banks;

•	Japanese insurance companies;

•	Japanese “financial instruments business operators” (as such term is defined by the Financial Instruments and Exchange Act of Japan);

•	other Japanese financial institutions that fall under certain categories prescribed by the relevant cabinet order under Article 3-3, Paragraph (6) of the Act on Special Measures Concerning Taxation of Japan (such institutions, together with Japanese banks, insurance companies and financial instruments business operators, are called “Specified Financial Institutions”); or

•	Japanese public corporations or Japanese public-interest corporations designated by the relevant law (“Public Corporations, etc.”),

and such recipient receives payment of interest through certain payment handling agents in Japan (“Japanese Payment Handling Agents”), such agents will withhold income tax at the rate of 15% of the amount of such interest. As JFC is not in a position to know in advance the recipient’s status, the recipient of interest falling under this category should inform JFC through the paying agent of its status in a timely manner. Failure to do so may result in temporary double withholding. An individual recipient that receives interest through a Japanese Payment Handling Agent will be subject only to such withholding tax. In all other cases, the recipient must include the amount of interest in the recipient’s gross income and will be subject to regular income tax or corporate tax, as the case may be.

•	If the recipient of interest on any Debt Securities is:

•	a Public Corporation, etc. that keeps such Debt Securities deposited with, and receives the interest on such Debt Securities through, a Japanese Payment Handling Agent with custody of the Debt Securities (the “Japanese Custodian”); or

•	a Specified Financial Institution that keeps such Debt Securities deposited with, and receives the interest on such Debt Securities through, the Japanese Custodian,

and such recipient submits through the Japanese Custodian, to the competent tax authority, the report prescribed by the Law, no income tax will be imposed by way of withholding on such portion of interest as is prescribed by the relevant cabinet order as that corresponding to the period the Debt Securities were held by such recipient, but if the recipient is a Specified Financial Institution, the recipient will be subject to regular corporate tax with respect to such interest. Additionally, if the recipient is a Japanese public-interest corporation designated by the relevant law and the interest is derived from the recipient’s profit earning business designated by the relevant law, the recipient will be subject to regular corporate tax with respect to such interest. However, since JFC is not in a position to know in advance the recipient’s withholding tax exemption status, the recipient of interest falling under this category should inform JFC through the paying agent of its status in a timely manner. Failure to so notify JFC may result in the withholding by JFC of a 15% income tax. Any amount of interest received by such recipient in excess of the non-taxable portion described above will be subject to the withholding by the Japanese Custodian of income tax at the rate of 15% of such excess amount.

•	If the recipient of interest on any Debt Securities is an individual resident of Japan or a Japanese corporation (except for a Designated Financial Institution which complies with the requirements described below), and receives interest not through a Japanese Payment Handling Agent, income tax at the rate of 15% of the amount of such interest will be withheld by JFC, and, except where the recipient is a Public Corporation, etc. (other than a Japanese public-interest corporation designated by the relevant law that derives the interest from its profit-earning business designated by the relevant law), the amount of such interest will be aggregated with the recipient’s other taxable income and will be subject to regular income tax or corporate tax, as appropriate.

•	If the recipient of interest on any Debt Securities is:

•	a Japanese bank;

•	a Japanese insurance company;

•	a Japanese financial instruments business operator; or

•	any other Japanese financial institution that falls under one of certain categories prescribed by the relevant cabinet order under Article 6, Paragraph (9) of the Act on Special Measures Concerning Taxation of Japan (each a “Designated Financial Institution”), and such recipient receives interest not through a Japanese Payment Handling Agent and complies with, among others, the requirement to provide the Interest Recipient Information or to submit the Claim for Exemption, as the case may be, no income tax will be imposed by way of withholding. The recipient will, however, be subject to regular corporate tax with respect to such interest.

Capital Gains, Inheritance Tax and Gift Tax.    Gains derived from the sale outside Japan of Debt Securities by an individual non-resident of Japan or a non-Japanese corporation having no permanent establishment in Japan are generally not subject to Japanese income or corporate tax. An individual, regardless of his or her residency, who has acquired Debt Securities as legatee, heir or donee from another individual may be required to pay Japanese inheritance tax or gift tax at progressive rates.

Additional United States Taxation Considerations

You should carefully consider, among other things, the matters set forth under “United States Taxation” in the accompanying prospectus. The following discussion supplements the section “United States Taxation” in the accompanying prospectus and is subject to the limitations and exceptions set forth therein. In addition, pursuant to recently enacted legislation, capital gain of a non-corporate United States holder that is recognized in taxable years beginning before January 1, 2013 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year.

Information with Respect to Foreign Financial Assets.    Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions (which includes the bonds), as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the bonds.

Medicare Tax.    For taxable years beginning after December 31, 2012, a U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its interest income and its net gains from the disposition of bonds, unless such interest payments or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the bonds.

Backup Withholding and Information Reporting.    Please see the discussion under “United States Taxation—Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your bonds.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement which we expect will be entered into no later than July 7, 2011, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for whom J.P. Morgan Securities Ltd., Merrill Lynch, Pierce, Fenner & Smith Incorporated, BNP PARIBAS and Daiwa Capital Markets Europe Limited are acting as representatives, has severally agreed to purchase, the principal amount of bonds set forth opposite its name below:

Underwriter	Principal Amount
J.P. Morgan Securities Ltd.	$500,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	500,000,000
BNP PARIBAS	500,000,000
Daiwa Capital Markets Europe Limited	500,000,000

Total	$2,000,000,000

The underwriters are obligated to purchase all of the bonds if they purchase any of the bonds.

The underwriters are offering the bonds, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the bonds, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters propose to offer the bonds directly to the public at the price to the public set forth on the cover page of this Supplement. After the bonds are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

We are offering the bonds for sale only in those jurisdictions in the United States, Europe and Asia other than Japan (subject to certain exceptions) where it is legal to make such offers.

Certain of the underwriters have agreed to act through their respective U.S. affiliate or other U.S. broker-dealer when offering the bonds for sale in the United States.

The bonds have not been and will not be registered under the Financial Instruments and Exchange Act of Japan and are subject to the Act on Special Measures Concerning Taxation of Japan. Each underwriter has represented and agreed that, (I) it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell any of bonds in Japan, or to any person resident in Japan for Japanese securities law purposes (including any corporation or entity organized under the laws of Japan), except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act of Japan and any other applicable laws, regulations and ministerial guidelines of Japan; and, (II) it (i) has not, directly or indirectly, offered or sold any bonds to, or for the benefit of, any person other than a Gross Recipient (as hereinafter defined), and (ii) will not, directly or indirectly, offer or sell any bonds, (x) as part of its distribution at any time, to, or for the benefit of, any person other than a Gross Recipient, and (y) otherwise until 40 days after the date of issue, to, or for the benefit of, any individual resident of Japan or Japanese corporation for Japanese tax purposes (except for a Japanese financial institution, designated in Article 3-2-2, Paragraph (29) of the Cabinet Order that will hold bonds for its own proprietary account (a “Designated Financial Institution”) and an individual resident of Japan or a Japanese corporation whose receipt of interest on the bonds will be made through a payment handling agent in Japan as defined in Article 2-2, Paragraph (2) of the Cabinet Order relating to Article 3-3 of the Act on Special Measures Concerning Taxation of Japan (an “Article 3-3 Japanese Resident”)). A “Gross Recipient” as used in (II) above means (a) a beneficial owner that is, for Japanese tax purposes, neither (x) an individual resident of Japan or a Japanese corporation, nor (y) an individual non-resident of Japan or a non-Japanese corporation that in either case is a Specially-Related Party of JFC, (b) a Designated Financial Institution, or (c) an Article 3-3 Japanese Resident.

Each of the underwriters has represented and agreed that the bonds subscribed by it will be subscribed by it as principal.

Each of the underwriters has agreed that it will not offer, sell or deliver any of the bonds, directly or indirectly, or distribute this Supplement or the SEC Base Prospectus or any other offering material relating to the bonds, in or from any jurisdiction outside the United States except under the circumstances that will to the best knowledge and belief of such underwriter result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on JFC or Japan except as set forth in the underwriting agreement.

Each underwriter has represented, warranted and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any bonds in circumstances in which section 21(1) of the FSMA does not apply to JFC or Japan; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the bonds in, from or otherwise involving the United Kingdom.

The bonds are a new issue of securities with no established trading market. We have been advised by the representatives of the underwriters that the representatives intend to make a market in the bonds but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the bonds. If an active public trading market for the bonds does not develop, the market price and liquidity of the bonds may be adversely affected.

In connection with the offering, the Stabilizing Manager may purchase and sell the bonds in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the Stabilizing Manager of a greater principal amount of bonds than it is required to purchase in the offering. The Stabilizing Manager may close out any short position by purchasing bonds in the open market. A short position is more likely to be created if the Stabilizing Manager is concerned that there may be downward pressure on the price of the bonds in the open market prior to the completion of the offering. The Stabilizing Manager may impose a penalty bid. This occurs when the Stabilizing Manager repays to the other underwriters a portion of the underwriting discount received by it because the Stabilizing Manager has repurchased bonds sold by or for their account in stabilizing or short covering transactions. Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of the bonds. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the bonds. As a result, the price of the bonds may be higher than the price that might otherwise exist in the open market. These transactions may be effected in the over-the-counter market or otherwise.

Our expenses, other than underwriting discounts and commissions, in connection with this offering are estimated to be approximately $407,825, which include our reimbursement of certain of the underwriters’ expenses in connection with this offering, which are estimated to be approximately $280,000.

We and Japan have agreed severally to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of certain liabilities.

Certain of the underwriters from time to time have performed various investment and commercial banking services for us in the ordinary course of their business. We may engage in a hedging transaction directly or indirectly with one or more of the representatives in connection with the bonds offered hereby.

We expect that delivery of the bonds will be made on or about July 13, 2011, which is the 5th U.S. business day following the date of this Supplement (this settlement cycle being referred to as (“T+ 5”)). Under Rule 15c6-1 of the Commission under the Exchange Act, trades in the secondary market generally are required to settle in three (3) business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade bonds on the date of this Supplement or the next succeeding three (3) business days will be required, by virtue of the fact that the bonds initially will settle in T+ 5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

VALIDITY OF SECURITIES

The validity of the bonds and of the guarantee is being passed upon on behalf of us and Japan by Nagashima Ohno & Tsunematsu. The validity of the bonds and of the guarantee is being passed upon on behalf of the underwriters by Sullivan & Cromwell LLP. In giving their opinions, Sullivan & Cromwell LLP may rely as to matters of Japanese law upon the opinion of Nagashima Ohno & Tsunematsu, and Nagashima Ohno & Tsunematsu may rely as to matters of New York law upon the opinion of Sullivan & Cromwell LLP.

AUTHORIZED AGENTS IN THE UNITED STATES

As of the date of this Supplement, our authorized agent in the United States, for the purpose of the Securities Act, is Noriko Nasu, whose address is: Representative Office in New York, Japan Bank for International Cooperation, 712 Fifth Avenue, 26th Floor, New York, New York 10019. The authorized agents for Japan are Osamu Nakamura located at: Ministry of Finance, Government of Japan, New York Representative Office, 140 Broadway, 18th Floor, New York, New York 10005 and Yoshiyuki Tahara, located at: Embassy of Japan, 2520 Massachusetts Avenue, N.W., Washington D.C. 20008.

GENERAL INFORMATION

The listing of the bonds on the Official List of the UK Listing Authority will be expressed as a percentage of their principal amount, exclusive of accrued interest. It is expected that listing of the bonds on the Official List of the UK Listing Authority and admission of the bonds to trading on the Regulated Market of the London Stock Exchange will be granted on or about July 14, 2011. Prior to official listing and admission to trading, however, dealings will be permitted by the London Stock Exchange in accordance with its rules. Transactions will normally be effected for settlement in U.S. dollars and for delivery on the third working day after the day of the transactions.

We expect, but are not obligated to holders of the bonds, to maintain listing of the bonds on the Official List of the UK Listing Authority and admission of the bonds to trading on the London Stock Exchange’s Regulated Market. In connection with the listing, the UKLA Approved Prospectus will be published on the website of the Regulatory News Service, operated by the London Stock Exchange, at www.londonstockexchange.com/en-gb/pricesnews/marketnews/. Changed circumstances, including changes in listing requirements, could result in suspension or removal of the listing of the bonds on the London Stock Exchange’s Regulated Market, or cause us to conclude that continued listing of the bonds on the London Stock Exchange’s Regulated Market is impossible, impracticable or unduly burdensome, in which case, we may take steps to procure the delisting of the bonds from the Official List of the UK Listing Authority and withdrawal of admission to the London Stock Exchange’s Regulated Market. In such event, we may, but are not required to, seek an alternative admission to listing, trading and/or quotation for the bonds by another listing authority, exchange and/or system within or outside the European Union, as we may decide. An alternative admission may not be available to us or may, in our opinion, be unduly burdensome. Alternatively, we may take steps to transfer the admission to trading of the bonds to an exchange-regulated market (a market which is not a regulated market for the purposes of the Markets in Financial Instruments Directive) within the London Stock Exchange or elsewhere in the European Union.

Notice of any delisting and/or alternative listing will be given as described in “Description of the Bonds and Guarantee—Notices”, and a copy of the notice will be provided to the UK Listing Authority and the London Stock Exchange. Although there is no assurance as to the liquidity of the bonds on the London Stock Exchange, delisting of the bonds or the transfer of admission or admission to trading of the bonds to an exchange-regulated market in the European Union may have a material effect on the ability of a bondholder to continue to hold the bonds and/or to resell the bonds held by it in the secondary market.

Except as disclosed on pages S-24 to S-36, there has been no significant change in our financial position since March 31, 2010, the date of the most recent published English language financial statements of Japan Finance Corporation.

Except as disclosed in “Recent Developments—Japan” on pages S-16 to S-23 of this Supplement, there has been no significant change in Japan’s public finance and trade data since March 31, 2010.

On July 7, 2011 (Tokyo time), the Minister of Finance of Japan consented to give Japan’s guarantee with respect to the bonds, upon our application dated July 5, 2011. The bonds are issued pursuant to a decision of the Board of Directors of JFC on March 15, 2011.

The bonds have been accepted for clearance through Euroclear and Clearstream (Common Code: 61523715; ISIN: XS0615237152). The address of DTC is 55 Water Street, New York, N.Y., 10041. The address of Euroclear is 1 Boulevard du Roi Albert II, B-1210 Brussels, Belgium. The address of Clearstream is 42 Avenue JF Kennedy, L-1855 Luxembourg.

We are not, and the Predecessor and the Other Predecessors have not been, involved in any governmental, legal, or arbitration proceedings (including any such proceedings which are pending or threatened, of which we are aware) during the 12 months preceding the date of this Supplement which may have, or have had in the recent past, significant effects on JFC’s, the Predecessor’s or the Other Predecessors’ financial position.

Japan is not and has not been involved in any governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which Japan is aware) during the 12 months preceding the date of this Supplement which may have, or have had in the recent past, significant effects on Japan’s financial position.

The contact address and telephone number for JFC for the purposes of this Supplement is Capital Markets and Funding Division, Treasury Department, JBIC, 4-1, Ohtemachi 1-chome, Chiyoda-ku, Tokyo 100-8144, Japan, telephone: 81-3-5218-3304.

The contact address and telephone number for Japan for the purposes of this Supplement is Market Finance Division, Financial Bureau, Ministry of Finance, 3-1-1 Kasumigaseki, Chiyoda-ku, Tokyo 100-8940, Japan, telephone: 81-3-3581-4111.

The Commission maintains an Internet site (http://www.sec.gov) that contains reports and other information regarding issuers that file electronically with the Commission. Our Internet site is http://www.jfc.go.jp. The information on the website is not incorporated by reference into this Supplement or the SEC Base Prospectus.

The names of JFC’s directors and corporate auditors are as follows:

Governor & CEO
Shosaku Yasui

Deputy Governor
Koichi Hosokawa

President & CEO, JBIC
Hiroshi Watanabe

Senior Managing Directors
Ryuhei Katsuno
Masatoshi Sakano
Yoshihiko Murase
Kazuhiko Bando
Fumio Hoshi

Managing Directors
Yasutaka Tobita
Yoshio Nakamura
Hiromi Minagawa
Masahiko Hara
Kouzou Yamamoto

Executive Directors
Masaharu Miyahara
Hiroo Motegi
Masami Yoshida
Kohei Nakanishi
Yasuhiro Mitsumasu
Yasushi Yamazaki Masafumi Yamamoto Sachiko Hayakawa Hirofumi Miki

Auditors
Katsufumi Nomura
Jun Kanamori
Toshio Ikeda
Nobuko Takahashi

All of the officers are engaged by JFC on a full-time basis except for Sachiko Hayakawa, Hirofumi Miki, Toshio Ikeda and Nobuko Takahashi.

We estimate that the amount of total expenses related to the admission of the bonds to trading on the Regulated Market of the London Stock Exchange to be approximately $4,920.

Where information in this Supplement has been sourced from third parties, this information has been accurately reproduced and as far as we are aware and able to ascertain from information published by such third parties, no facts have been omitted which would render the reproduced information inaccurate or misleading. The source of third party information is identified where used.

Copies of the following documents may be inspected in hard copy form on any weekday, Saturdays and public holidays excepted, during normal business hours, and you may obtain copies of the annual reports and audited financial statements referred to in (ii), (iii) and (v) below, for a period of 12 months from the date hereof at the office of the fiscal agent at London:

(i)	a direct and accurate English translation of the JFC Law (in case of inaccuracies the Japanese language version prevails);

(ii)	a copy of this Supplement and the SEC Base Prospectus (including all documents incorporated herein by reference);

(iii)	the fiscal agency agreement (or, pending execution of the fiscal agency agreement, a draft subject to modification);

(iv)	the executed guarantee; and

(v)	Japan’s Annual Report on Form 18-K for the year ended March 31, 2010 containing Japan’s financial information for the fiscal years ended March 31, 2009 and 2010 and Japan’s Budget for the fiscal year ending March 31, 2012.

Copies of the final form of the fiscal agency agreement and the guarantee will be available, so long as any bonds are outstanding, for inspection at the specified offices of the fiscal agent in London.

The bonds will bear the following legends:

“Interest payments on this security will be subject to Japanese withholding tax unless it is established that this security is held by or for the account of a beneficial owner that is (i) for Japanese tax purposes, neither (x) an individual resident of Japan or a Japanese corporation, nor (y) an individual non-resident of Japan or a non-Japanese corporation that in either case is a person having a special relationship with Issuer as described in Article 6, Paragraph (4) of the Act on Special Measures Concerning Taxation of Japan (a “Specially-Related Party of Issuer”), or (ii) a designated Japanese financial institution described in Article 6, Paragraph (9) of the Act on Special Measures Concerning Taxation of Japan which complies with the requirement for tax exemption under that paragraph.

Interest payments on this security to an individual resident of Japan, to a Japanese corporation not described in the preceding paragraph, or to an individual non-resident of Japan or a non-Japanese corporation that in either case is a Specially-Related Party of Issuer will be subject to deduction in respect of Japanese income tax at a rate of 15 per centum of the amount specified in subparagraphs (A) or (B) below, as applicable:

(A)	if interest is paid to an individual resident of Japan, to a Japanese corporation, or to an individual non-resident of Japan or a non-Japanese corporation that in either case is a Specially-Related Party of Issuer (except as provided in subparagraph (B) below), the amount of such interest; or

(B)	if interest is paid to a public corporation, a financial institution or a financial instruments business operator, etc. through a payment handling agent in Japan, as provided in Article 3-3, Paragraph (6) of the Act on Special Measures Concerning Taxation of Japan in compliance with the requirement for tax exemption under that paragraph, the amount of such interest minus the amount provided in the Cabinet Order relating to said Paragraph (6).”

The EU has adopted a Council Directive (Council Directive 2003/48/EU, the “Savings Tax Directive”) regarding the taxation of savings income. The Savings Tax Directive requires Member States to provide to the tax authorities of other Member States details of payments of interest and other similar income paid by a person to an individual in another Member State, except that Austria, Belgium and Luxembourg will instead impose a withholding system for a transitional period unless, during such period, they elect otherwise. A number of non-European countries and territories, including Switzerland, have agreed to adopt similar measures (a withholding system in the case of Switzerland) in response to the Savings Tax Directive.

P R O S P E C T U S

The Japan Finance Corporation

(Issuer)

Japan

(Guarantor)

$8,000,000,000

Debt Securities

The Japan Finance Corporation (“JFC”) may offer any combination of debt securities from time to time in one or more offerings. JFC will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. This prospectus may not be used to make offers or sales of securities unless accompanied by a prospectus supplement. JFC established a separate international arm that is to solely and exclusively conduct the international financial operations of JFC, which continues to be operating under the name of “Japan Bank for International Cooperation” or “JBIC”.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 17, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that JFC and Japan filed with the Securities and Exchange Commission (the “Commission”) under a “shelf” registration process. Under this shelf process, JFC may, from time to time, sell debt securities (“Debt Securities”) described in this prospectus in one or more offerings up to a total dollar amount of $8,000,000,000. This prospectus provides you with a general description of the Debt Securities JFC may offer. Each time JFC sells securities under this shelf process, JFC will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Before you invest, you should read both this prospectus and the relevant prospectus supplement together with additional information under the heading “Where You Can Find More Information”.

Issuance of any guarantee by Japan of any Debt Securities will be subject to limits imposed by annual budgetary authorizations set by the Japanese Diet. In addition, each particular issue of Debt Securities will require authorization by Japan of any guarantee of such Debt Securities on a case-by-case basis.

None of JFC, Japan or the underwriters of the Debt Securities to which any particular prospectus supplement relates has authorized any dealer, salesman or other person to give any information or to make any representation not contained in this prospectus or such a prospectus supplement. If any such dealer, salesman or other person has given or made such information or representation, you must not rely upon such information or representation as having been authorized by JFC, Japan or such underwriters. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the Debt Securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

ii

WHERE YOU CAN FIND MORE INFORMATION

JFC and Japan file, and JFC’s predecessor, Japan Bank for International Cooperation (the “Predecessor”), and Japan have filed annual reports, amendments to annual reports and other information with the Commission. These reports and amendments include certain financial, statistical and other information about JFC, the Predecessor and Japan, and may be accompanied by exhibits. You may read and copy any document JFC and Japan file, and the Predecessor and Japan have filed, with the Commission at the Commission’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You may also obtain copies of the same documents from the public reference room in Washington, D.C. by paying a fee. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. In addition, the Commission maintains an Internet site (www.sec.gov) that contains reports and other information regarding issuers that file electronically with the Commission.

The Commission allows JFC and Japan to “incorporate by reference” the information JFC and Japan file, and the Predecessor and Japan have filed, with the Commission, which means that JFC and Japan can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. JFC and Japan incorporate by reference the documents listed below and any future filings made with the Commission to the extent such filings indicate that they are intended to be incorporated by reference:

•	the Predecessor’s Annual Report on Form 18-K for the year ended March 31, 2008, filed on September 29, 2008; and

•	Japan’s Annual Report on Form 18-K for the year ended March 31, 2008, filed on August 20, 2008.

Each time JFC or Japan files a document with the Commission that is incorporated by reference, the information in that document automatically updates the information contained in previously filed documents.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. JFC and Japan have not authorized anyone else to provide you with different or additional information. JFC and Japan are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the dates set forth on the respective cover pages of these documents.

You may request a copy of the annual reports, amendments to annual reports and other information mentioned above by writing or calling JFC. Written requests for such documents should be directed to Japan Bank for International Cooperation (JBIC), the international arm of The Japan Finance Corporation, 1-4-1 Otemachi, Chiyoda-ku, Tokyo 100-8144, Japan, Attention: Press and External Affairs Division, Corporate Planning Department, JBIC. JFC’s general telephone number is 81-3-5218-3100. The Internet site of JFC is http://www.jbic.go.jp/en/ and http://www.jfc.go.jp/english/index.html. The information on the website is not incorporated by reference into this prospectus.

THE JAPAN FINANCE CORPORATION

JFC is a joint stock corporation organized under the laws of Japan. JFC was established on October 1, 2008, and succeeded to the assets, and assumed the obligations, in each case other than those of the Overseas Economic Cooperation Operations and certain minor assets to which the Japanese government succeeded, of the Predecessor, and also succeeded to the assets, and assumed the obligations, in each case other than certain minor assets to which the Japanese government succeeded, of the National Life Finance Corporation, the Japan Finance Corporation for Small and Medium Enterprise and the Agriculture, Forestry and Fisheries Finance Corporation (collectively, the “Other Predecessors”) pursuant to the Japan Finance Corporation Law (Law No. 57 of 2007) (the “JFC Law”). The assets and obligations of the Overseas Economic Cooperation Operations of the

Predecessor were transferred to the Incorporated Administrative Agency—the Japan International Cooperation Agency. JFC established a separate international arm that is to solely and exclusively conduct the international financial operations of JFC, which continues to be operating under the name of “Japan Bank for International Cooperation” or “JBIC” pursuant to the JFC Law. The Predecessor and the Other Predecessors were abolished as of October 1, 2008.

Purpose and Authority

The JFC Law provides that JFC’s purpose is to contribute to the sound development of Japan and the international economy and society and to the improvement of the quality of national life, by taking responsibility for (i) the financial function to provide fund procurement assistance to the general public, small and medium enterprises and those engaged in agriculture, forestry and fishery and (ii) the financial function to promote overseas development and securement of resources which are important for Japan and to maintain and improve the international competitiveness of Japanese industries, also providing the financial services which are necessary to take appropriate measures with respect to disruptions to domestic or international financial order or damages caused by large-scale natural disasters, acts of terrorism, medical epidemics, etc., and furthermore enabling financial institutions, such as banks, to provide such necessary financial services in a timely and smooth manner, while having the objective of supplementing the financial transactions implemented by ordinary financial institutions.

Government Control and Supervision

The Japanese Government shall, at all times, hold the total number of outstanding shares of JFC, as required by the JFC Law. JFC’s operations, including appointment of directors, business plans and issuance of new debt securities, are subject to the supervision of the Minister of Finance, Minister of Health, Labor and Welfare, Minister of Economy, Trade and Industry, and Minister of Agriculture, Forestry and Fisheries in accordance with Article 64 of the JFC Law, and the Financial Operations for Facilitating Realignment of U.S. Forces in Japan are subject to the supervision of the Minister of Finance and the Minister of Defense. The Government Agencies Budget, which the Minister of Finance formulates and which is subject to approval by the Diet, includes JFC’s annual budget of revenues and expenditures.

Operations

Under the JFC Law, JFC conducts operations that are basically the same as those formerly conducted by the Predecessor (with respect to its International Financial Operations and Financial Operations for Facilitating Realignment of U.S. Forces in Japan) and the Other Predecessors. JFC is responsible for (i) providing Japanese corporations with export loans, import loans, overseas investment loans, untied loans, guarantees, securitizations and equity participation in overseas projects providing financial assistance to most of the parties to which the Predecessor and the Other Predecessors used to provide financial assistance; (ii) providing financing to micro, small and medium enterprises; and (iii) providing long-term, low-interest loans to develop agriculture, forestry, fisheries and a stable food supply.

Under the JFC Law, JFC established a separate international arm that is to solely and exclusively conduct the international financial operations of JFC by having a separate account for each category of its operations. The international arm of JFC continues to be operating under the name of “Japan Bank for International Cooperation” or “JBIC”. This is intended to enable JFC to operate on its own expertise and initiative with respect to the international financial operations of JFC (“JBIC Operations”), which it inherited from the Predecessor, and to preserve the international trust and confidence that the Predecessor enjoyed, pursuant to the JFC Law.

Consistently with the JFC Law, JFC considers whether or not to provide long-term financing and related services to a qualified project which meets relevant criteria, including financial viability. JFC raises funds mainly by borrowing from the Japanese government, and also issuing both Japanese government guaranteed bonds and non-guaranteed bonds.

Organizational Structure

Management

JFC’s board of directors has the ultimate responsibility for the administration of its affairs. JFC’s articles of incorporation provide for a board of directors of not more than 22 directors and provide for not more than five corporate auditors. All directors and corporate auditors are elected by the Japanese government as JFC’s sole shareholder at the shareholder’s general meetings, but the election of each director and corporate auditor is subject to approval of the competent minister in accordance with the JFC Law. The normal term of office for directors is two years, and the normal term of office for corporate auditors is four years, but directors and corporate auditors may serve any number of consecutive terms. The board of directors may elect from among its members, a Governor, two Deputy Governors, several Senior Managing Directors and several Managing Directors. The Governor acts as the chairperson at the shareholder’s general meeting. One of the Deputy Governors (the “President & CEO, JBIC”) presides over the JBIC Operations. The board of directors also elects one or more representative directors from among its members, but such election is subject to the approval of the competent minister. Each of the Governor, Deputy Governor, President & CEO, JBIC and Senior Managing Directors has the authority to represent JFC in the conduct of its affairs.

The corporate auditors, or auditors, form the board of corporate auditors. The board of corporate auditors has a statutory duty to prepare and submit an audit report to the board of directors each year based on the audit reports issued by the individual corporate auditors that year. The board of corporate auditors is empowered to establish audit principles, the method of examination by the corporate auditors of JFC’s affairs and financial position and any other matters relating to the performance of the corporate auditors’ duties.

JFC is required to appoint, and has appointed, independent auditors, who have the statutory duties of examining the financial statements, prepared on a basis consistent with accounting principles generally accepted in Japan, to be submitted to the shareholders by a representative director, and preparing their audit report thereon. JFC has selected its independent auditors to audit the financial statements for the six-month period ending March 31, 2009, which is JFC’s initial fiscal period.

JFC’s initial directors and corporate auditors, elected on October 1, 2008, are as follows:

Name	Title
Shosaku Yasui	Governor & CEO

Koichi Hosokawa	Deputy Governor

Hiroshi Watanabe	President & CEO, JBIC

Ryuhei Katsuno	Senior Managing Director

Masatoshi Sakano	Senior Managing Director

Yoshihiko Murase	Senior Managing Director

Yoshihiko Morita	Senior Managing Director (Deputy President, JBIC)

Kazuhiko Bando	Managing Director

Masaki Omura	Managing Director (Managing Director, JBIC)

Hiromichi Tanigawa	Managing Director

Yasutaka Tobita	Managing Director

Yoshio Nakamura	Managing Director

Akira Fujitsuka	Managing Director

Takuo Murase	Managing Director

Fumio Hoshi	Executive Director (Executive Director, JBIC)

Name	Title
Tetsuo Matsui	Executive Director

Toshio Matsumoto	Executive Director

Hiromi Minagawa	Executive Director

Masaharu Miyahara	Executive Director

Hiroo Motegi	Executive Director

Kunio Nakamura	Executive Director

Sachiko Hayakawa	Executive Director

Katsufumi Nomura	Auditor

Yoichiro Iwakiri	Auditor

Toshio Ikeda	Auditor

Eiko Shinotsuka	Auditor

JAPAN

Japan is a mountainous island country in the western Pacific, with a population of over 127 million. Japan has a parliamentary form of government. The Diet, which consists of a House of Representatives and a House of Councillors, holds the legislative power.

APPLICATION OF PROCEEDS

JFC will use the net proceeds from the sale of the Debt Securities solely and exclusively for the JBIC Operations, which are conducted under the name of “Japan Bank for International Cooperation” or “JBIC”. The proceeds shall be administered in the account of the JBIC Operations, separately from the respective accounts of the other domestic financial operations of JFC, in accordance with the JFC Law.

DESCRIPTION OF THE DEBT SECURITIES AND GUARANTEE

The following is a brief summary of the terms and conditions of the Debt Securities and the Fiscal Agency Agreement or Agreements pursuant to which they will be issued (the “Fiscal Agency Agreement”). JFC has filed or will file copies of the forms of Debt Securities and the form of Fiscal Agency Agreement as exhibits to the registration statement of which this prospectus is a part. The following summary does not purport to be complete, and you should refer to such exhibits for more complete information.

General

From time to time, JFC may authorize and issue Debt Securities in one or more series. The prospectus supplement that relates to your Debt Securities will specify the following terms:

•	The designation, aggregate principal amount, currency, any limitation on such principal amount and authorized denominations;

•	The percentage of their principal amount at which such Debt Securities will be issued;

•	The maturity date or dates;

•	The interest rate or rates, if any, which may be fixed or variable, and the dates for payment of interest, if any;

•	The paying agencies where payments of principal, premium, if any, and interest, if any, will be made;

•	Any optional or mandatory redemption terms or repurchase or sinking fund provisions; and

•	Other specific provisions.

If JFC issues any Debt Securities at an original issue discount or payable in a currency other than the United States dollar, the prospectus supplement relating to such Debt Securities will also describe special U.S. federal income tax and other considerations applicable to such Debt Securities.

JFC and Japan will appoint a fiscal agent (the “Fiscal Agent”) or agents in connection with the Debt Securities. The Fiscal Agency Agreement will set forth the Fiscal Agent’s duties. The Fiscal Agent will be a bank or trust company named in the applicable prospectus supplement, but JFC and Japan may replace the Fiscal Agent and may appoint different fiscal agents for different series of Debt Securities. JFC and Japan may maintain deposit accounts and conduct other banking and financial transactions with the Fiscal Agent. The Fiscal Agent is the agent of JFC and Japan, is not a trustee for the holders of Debt Securities and does not have the same responsibilities or duties to act for such holders as would a trustee.

Rank of Debt Securities

The Debt Securities will be our direct, unsecured debt securities obligations and rank pari passu and be payable without any preference among themselves and at least equally with all of our other unsecured debt securities obligations from time to time outstanding, which rank senior to our unsecured general obligations not represented by debt securities, provided, however, that certain obligations in respect of national and local taxes and certain preferential rights granted by, among others, the Japanese Civil Code to certain specified types of creditors, such as preferential rights of employees to wages, will have preference.

Guarantee of Japan

Japan will unconditionally guarantee payment of principal of and premium, if any, and interest on the Debt Securities. The guarantee will be a general obligation of Japan, and Japan will pledge its full faith and credit for the performance of the guarantee. The guarantee will rank equally in right of payment with all other general obligations of Japan without any preference one above the other by reason of priority of date of issue or otherwise. Japan will agree that the guarantee may be enforced, in the event of default by JFC, without making prior demand upon or seeking to enforce remedies against JFC.

Issuance of any such guarantee will be subject to limits imposed by annual budgetary authorizations set by the Japanese Diet. In addition, each particular issue of Debt Securities will, on a case-by-case basis, necessitate the obtaining of authorization by Japan of any such guarantee.

Redemption

If the Debt Securities of a series provide for mandatory redemption, or redemption at the election of JFC, such redemption shall be on at least 30 days’ notice. In event of redemption in part, the Fiscal Agent will select the Debt Securities to be redeemed by lot or in any usual manner it approves. The Fiscal Agent will mail notice of such redemption to holders of registered Debt Securities of such series, to their last addresses as they appear on the register of the Debt Securities of such series.

Japanese Taxation

The following description of Japanese taxation (limited to national taxes) applies to interest on the Debt Securities issued by JFC on or before March 31, 2010 outside Japan and payable outside Japan as well as to certain aspects of capital gains, inheritance and gift taxes. You should note that the following description of Japanese taxation is not exhaustive.

Tax Withholding Rules.    Certain recipients of interest on the Debt Securities are subject to the following Japanese tax withholding rules:

•	If the recipient of interest on any Debt Securities is:

•	A non-resident of Japan with no permanent establishment within Japan;

•	A non-Japanese corporation with no permanent establishment within Japan; or

•

A non-resident of Japan or non-Japanese corporation with a permanent establishment within Japan, but the receipt of interest on the relevant Debt Securities is not attributable to the business carried on within Japan by such recipient through such permanent establishment, then, no Japanese income or corporate tax is payable with respect to such interest by way of withholding or otherwise, if such recipient complies with certain requirements. Such requirements include:

•

If the relevant Debt Securities are held through a certain participant (“Participant”) in an international clearing organization such as Euroclear System, Clearstream Banking, société anonyme, or a certain financial intermediary prescribed by Act on Special Measures Concerning Taxation of Japan and the relevant cabinet order thereunder (such Act, cabinet order and the related ministerial regulation are called the “Act”), the requirement to provide certain information prescribed by the Act (“Interest Recipient Information”) to enable the Participant to establish that the recipient is exempt from the requirement for Japanese tax to be withheld or deducted; and

•

If the relevant Debt Securities are not held through a Participant, the requirement to submit to the Fiscal Agent (or a separate paying agent, if one is appointed) a written application for exemption from withholding tax (the “Written Application for Tax Exemption”), together with certain documentary evidence.

Failure to comply with the requirements described above will result in the withholding by JFC of income tax at the rate of 15% unless any lower rate or exemption is applicable under the relevant tax treaty between Japan and another country. In order to avail themselves to such reduced rate of, or exemption from, Japanese withholding tax under any applicable tax treaty, non-residents of Japan or non-Japanese corporations that are entitled to a reduced rate of Japanese withholding tax or exemption from Japanese withholding tax on payment of interest by JFC are required to submit an “Application Form for Income Tax Convention regarding Relief from Japanese Income Tax on Interest” (as well as any other required forms and documents) in advance through JFC to the relevant tax authority before payment of interest.

•	If the recipient of interest on any Debt Securities is:

•	A Japanese bank;

•	A Japanese insurance company;

•	A Japanese financial instruments business operator; or

•

Any other Japanese financial institution that falls under one of certain categories prescribed by the relevant cabinet order under Article 6, Paragraph 8 of Act on Special Measures Concerning Taxation (each a “Designated Financial Institution”), and such recipient complies with, among others, the requirement to provide the Interest Recipient Information or to submit the Written Application for Tax Exemption, as the case may be, no income tax will be imposed by way of withholding or otherwise. The recipient will, however, be subject to normal corporate tax with respect to such interest.

•	If the recipient of interest on any Debt Securities is:

•	A non-resident of Japan with a permanent establishment within Japan; or

•	A non-Japanese corporation with a permanent establishment within Japan,

and the receipt of interest is attributable to the business carried on within Japan by the recipient through such permanent establishment, then such interest will not be subject to the withholding by JFC of income tax at the rate of a 15%, provided, however, that the recipient may be required to provide the Interest Recipient Information or to submit the Written Application for Tax Exemption, as the case may be. The amount of such interest will, however, be included in the recipient’s other Japanese source income which is subject to Japanese taxation, and will be subject to normal income tax or corporate tax, as the case may be.

•	If the recipient of interest on any Debt Securities is a resident of Japan or a Japanese corporation other than any of the following institutions that complies with the requirement described below:

•	Japanese banks;

•	Japanese insurance companies;

•	Japanese financial instruments business operators;

•

other Japanese financial institutions that fall under certain categories prescribed by the relevant cabinet order under Article 3-3, Paragraph 6 of Act on Special Measures Concerning Taxation (such institutions, together with Japanese banks, insurance companies and financial instruments business operators, are called “Specified Financial Institutions”); or

•	Japanese public corporations designated by the relevant law (“Public Corporations”),

and such recipient receives payment of interest through certain Japanese payment handling agents (“Japanese Payment Handling Agents”), such agents will withhold income tax at the rate of 15%. As JFC is not in a position to know in advance the recipient’s status, the recipient of interest falling under this category should inform JFC through the paying agent of its status in a timely manner. Failure to do so may result in double withholding. An individual recipient that receives interest through a Japanese Payment Handling Agent will be subject only to such withholding tax. In the case of other recipients who are individual residents of Japan (other than those referred to in the immediately preceding sentence) or Japanese corporations referred to in the beginning of this paragraph, such recipient must include the amount of interest in the recipient’s gross income and will be subject to normal income tax or corporate tax, as the case may be.

•	If the recipient of interest on any Debt Securities is:

•

A Public Corporation that keeps such Debt Securities deposited with, and receives the interest on such Debt Securities through, a Japanese Payment Handling Agent with custody of the Debt Securities (the “Japanese Custodian”); or

•	A Specified Financial Institution that keeps such Debt Securities deposited with, and receives the interest on such Debt Securities through, the Japanese Custodian,

and such recipient submits through the Japanese Custodian, to the competent tax authority, the report prescribed by the Law, no income tax will be imposed by way of withholding or otherwise on such portion of interest as is prescribed by the relevant cabinet order as that which is corresponding to the period the Debt Securities were held by such recipient, but if the recipient is a Specified Financial Institution, the recipient will be subject to normal corporate tax with respect to such interest. However, since JFC is not in a position to know in advance the recipient’s withholding tax exemption status, the recipient of interest falling under this category should inform JFC through the paying agent of its status in a timely manner. Failure to so notify JFC may result in the withholding by JFC of a 15% income tax. Any amount of interest received by such recipient in excess of the non- taxable portion described above will be subject to the withholding by the Japanese Custodian of income tax at the rate of 15%. If the recipient of interest on any Debt Securities is a resident of Japan or a Japanese corporation (except for a Designated Financial Institution which complies with the requirements described above) and receives interest not through a Japanese Payment Handling Agent income tax at the rate of 15% will be withheld by JFC.

Capital Gains, Inheritance and Gift Taxes.    Gains derived from the sale outside Japan of Debt Securities by a non-resident of Japan or a non-Japanese corporation not having a permanent establishment in Japan are generally not subject to Japanese income or corporate tax. An individual, regardless of his or her residency, who has acquired Debt Securities as legatee, heir or donee from an individual may be required to pay Japanese inheritance or gift tax at progressive rates.

United States Taxation

This section describes the material United States federal income tax consequences of owning Debt Securities. It is the opinion of Sullivan & Cromwell LLP. It applies to you only if you acquire Debt Securities in the offering at the offering price and you hold your Debt Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns Debt Securities that are a hedge or that are hedged against interest rate or currency risks,

•	a person that owns Debt Securities as part of a straddle or conversion transaction for tax purposes, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Debt Securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Debt Securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Debt Securities.

For special United States federal income tax and other considerations applicable to particular issues of Debt Securities (such as Debt Securities issued with original issue discount or Debt Securities denominated in a currency other than the United States dollar), you should read a further description of such considerations in the prospectus supplement relating thereto. You should note that the following description of United States taxation is not exhaustive.

Please consult your own tax advisor concerning the consequences of owning the Debt Securities in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

United States Holders.    You are a United States holder if you are a beneficial owner of a Debt Security and you are:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

You will be taxed on interest on your Debt Security as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes. Interest paid by JFC on the Debt Securities constitutes income from sources outside the United States, subject to the rules regarding the foreign tax credit allowable to a United States holder. Under the foreign tax credit rules, interest will, depending on your circumstances, be either “passive” or “general” income for purposes of computing the foreign tax credit allowable to you.

Your tax basis in your Debt Security will generally be the cost of your Debt Security. You will generally recognize gain or loss on the sale or retirement of your Debt Security equal to the difference between the amount you realize on the sale or retirement and your tax basis in your Debt Security. You will recognize capital gain or loss when you sell or retire your Debt Security, except to the extent attributable to accrued but unpaid interest. Capital gain of a non-corporate United States holder that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year.

Non-United States Holders.    Subject to the discussion of backup withholding below, interest on the Debt Securities is currently exempt from United States federal income tax if paid to:

•	an individual who is not a citizen or resident of the United States, whether or not such individual is engaged in trade or business in the United States; or

•	a corporation organized under the laws of a country other than the United States, whether or not such corporation is engaged in trade or business in the United States,

unless:

•	the corporation is an insurance company carrying on a United States insurance business to which the interest is attributable, within the meaning of the United States Internal Revenue Code; or

•

the individual or corporation has an office or other fixed place of business in the United States to which the interest is attributable, the interest is derived in the active conduct of a banking, financing or similar business within the United States, and certain other conditions exist.

A beneficial owner of a Debt Security will not be subject to United States federal income tax on any gain realized on the sale or retirement of a Debt Security if the beneficial owner is:

•	a non-resident alien individual; or

•	a foreign corporation, foreign partnership, or an estate or trust that in either case is not subject to United States federal income tax on a net income basis in respect of a Debt Security,

unless:

•	such gain is effectively connected with the conduct by the holder of a United States trade or business; or

•

in the case of an individual, the holder is present in the United States for 183 days or more during the taxable year in which such gain is realized and either the holder has a “tax home” in the United States or the gain is attributable to an office or other fixed place of business maintained by the holder in the United States.

The Debt Securities are not includible in the gross estate for purposes of the United States estate tax in the case of a nonresident of the United States who was not a citizen of the United States at the time of death.

Backup Withholding and Information Reporting.    Backup withholding and certain information reporting requirements may apply to payments of principal and any premium and interest on the Debt Securities made to certain non-corporate holders if such payments are made or are considered made in the United States (including payments made by wire transfer from outside the United States to an account maintained by the holder with the Fiscal Agent or paying agent in the United States). If the conditions relating to place of payment are satisfied, non-resident alien individuals are generally exempt from backup withholding and reporting requirements (assuming that the gain or income is otherwise exempt from United States federal income tax) but may be required to comply with certification and identification procedures in order to prove their exemption. Similar rules requiring reporting and withholding with respect to gross sale proceeds will apply to a person who sells a Debt Security through a United States office of a broker. In addition, information reporting (but not backup withholding) will apply to a person that sells a Debt Security through any of the following persons or entities, unless the holder provides documentary evidence of non-U.S. status or otherwise establishes an exemption:

•	a non-United States office of a United States broker;

•

a non-United States office of a broker that is a controlled foreign corporation for United States tax purposes or that is a person 50% or more of whose income for a specified period is effectively connected with a United States trade or business; or

•

a foreign partnership, if at any time during its taxable year one or more of its partners are United States persons who in the aggregate hold more than 50% of the income or capital, or if at any time during its taxable year such foreign partnership is engaged in a United States trade or business.

Acceleration of Maturity

With respect to any series of Debt Securities, in case of the following types of default, each Debt Security of such series will become due and payable at the option of the holder of such Debt Security upon written notice to the Fiscal Agent, unless all defaults shall have been cured prior to the receipt of such notice by the Fiscal Agent:

•

Default in any payment, when due, of principal (if due in installments) or premium, if any, or interest on any of the Debt Securities of such series, or, if such series is entitled to a sinking fund, in the deposit, when due, of any sinking fund payment, and continuance of such default for a period of 30 days;

•

Default in the performance by JFC or by Japan of any other obligation contained in the Debt Securities of such series or in the related guarantee of Japan, and the continuance of such default for a period of

60 days following written notice thereof to JFC or Japan, as the case may be, by the holders of 25% or more in aggregate principal amount of the then outstanding Debt Securities of such series;

•

Acceleration of the types of indebtedness of JFC that are described below, for borrowed moneys exceeding in the aggregate $50,000,000 or its equivalent in any other currency or currencies, as a result of a default by any person or any event treated in effect as a default, and the non-occurrence of (i) any contest in good faith by JFC against the acceleration or (ii) the rescission or annulment of the acceleration, for a period of 90 days following written notice thereof to JFC by the holders of 25% or more in aggregate principal amount of the then outstanding Debt Securities of such series; or

•

Dissolution of JFC unless the obligations under the Debt Securities of such series are assumed by (i) Japan or (ii) an entity whose obligations under the Debt Securities of such series are guaranteed by Japan.

The types of indebtedness covered by the third bullet paragraph above are those in the form of, or represented by, bonds, notes, debentures or other securities, which (i) are, or may, at the option of the person entitled to such securities, be or become, denominated or payable in, or by reference to, a currency or currencies other than Japanese yen, (ii) are not repayable within three years from the date of their issue, otherwise than at the option, or due to the default, of JFC, and (iii) are, or are capable of being, quoted, listed or ordinarily traded on any stock exchange or in any over-the-counter securities market.

The Fiscal Agency Agreement will not require JFC to furnish to the Fiscal Agent periodic evidence as to the absence of default.

Governing Law

The Fiscal Agency Agreement, the Debt Securities and the guarantee of Japan will all provide that they shall be governed by, and interpreted in accordance with, the laws of the State of New York, except with respect to authorization and execution by JFC and Japan of the Fiscal Agency Agreement and the Debt Securities and the guarantee of Japan, as the case may be, and any other matters required to be governed by the laws of Japan.

Jurisdiction and Enforceability

JFC will effect the irrevocable appointment of the Fiscal Agent as its authorized agent upon which process may be served in any action based upon the Debt Securities (i.e., asserting rights set forth in the Debt Securities) which any holder of a Debt Security may institute in any State or Federal court in The City of New York. JFC will accept the jurisdiction of such court in such action. JFC will also waive irrevocably any immunity from jurisdiction (but not execution) to which it might otherwise be entitled in any action based upon the Debt Securities. The Fiscal Agent is not the agent for service for actions brought under the federal securities laws, and JFC’s waiver of immunity does not extend to such actions. Although Japan is subject to suit based upon the guarantee of the Debt Securities before the Tokyo District Court, Japan has not consented to the jurisdiction of any court outside Japan in connection with actions brought against it for any purpose in any way relating to the Debt Securities or its guarantee of the Debt Securities, has not appointed an agent for service of process in connection with any such action and has not agreed to waive any degree of sovereign immunity to which it may be entitled in any such action.

If you bring an action against JFC under federal securities laws or against Japan for any purpose, unless JFC or Japan (as the case may be) waives immunity with respect to such action, you would be able to obtain a United States judgment in such action against JFC or Japan, as the case may be, only if a court were to determine that the United States Foreign Sovereign Immunities Act of 1976, as amended, precludes the granting of sovereign immunity. Even if you could obtain a United States judgment in any such action under that Act, you may not be able to obtain a judgment in Japan based on such a United States judgment. Moreover, you may not be able to execute upon property of JFC or Japan located in the United States to enforce a judgment obtained under that Act except under the limited circumstances specified in that Act.

PLAN OF DISTRIBUTION

JFC may sell Debt Securities directly, to or through underwriters or through agents. Each prospectus supplement with respect to Debt Securities will set forth the terms of the offering of such Debt Securities, including the name or names of the underwriters or agents, the public offering price of such Debt Securities and the net proceeds to JFC from such sale, any underwriting discounts or other items constituting underwriters’ or agents’ compensation, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Debt Securities may be listed.

If underwriters are used in the sale, they will acquire Debt Securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The offer of Debt Securities to the public may take the form of an offer through underwriting syndicates represented by managing underwriters, or a direct offer by one or more investment banking firms or others, as designated. Unless the applicable prospectus supplement otherwise indicates, the obligations of the underwriters to purchase Debt Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all Debt Securities offered thereby if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

JFC may, directly or through agents it designates, sell Debt Securities from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of Debt Securities and set forth any commissions payable by JFC to such agent. Unless such prospectus supplement otherwise indicates, any such agent will be acting on a best efforts basis for the period of its appointment.

In compliance with guidelines of the Financial Industry Regulatory Authority, the maximum compensation to any underwriters or agents in connection with the sale of any securities pursuant to this prospectus and any applicable prospectus supplement will not exceed 8% of the aggregate total offering price to the public of such securities as set forth on the cover page of the applicable prospectus supplement; however, it is anticipated that the maximum compensation paid will be significantly less than 8%.

If the applicable prospectus supplement so indicates, JFC will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Debt Securities from JFC at the public offering price set forth in such prospectus supplement pursuant to “delayed delivery” contracts. Purchasers of Debt Securities under delayed delivery contracts will pay the public offering price plus accrued interest, if any, and will take delivery of the Debt Securities on a date or dates stated in the applicable prospectus supplement. Such contracts will be subject only to those conditions set forth in such prospectus Supplement and such prospectus supplement will set forth the commission payable for solicitation of such contracts.

The applicable prospectus supplement will describe limitations on sales to certain persons of Debt Securities (including limitations imposed by relevant Japanese laws), if any.

Agents and underwriters may be entitled under agreements into which they enter with JFC to indemnification by JFC against certain civil liabilities, including liabilities under the United States Securities Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make in respect of such liabilities. Agents and underwriters may engage in transactions with or perform services for JFC in the ordinary course of business.

AUTHORIZED AGENTS IN THE UNITED STATES

The authorized agent in the United States for JFC, for purposes of the United States Securities Act of 1933, as amended, is Toru Odaka, whose address is: Representative Office in New York, Japan Bank for International Cooperation, the international arm of The Japan Finance Corporation, 712 Fifth Avenue, 26th Floor, New York, New York 10019. The authorized agent for Japan is Osamu Nakamura, whose address is: Ministry of Finance, Government of Japan, New York Representative Office, 140 Broadway, 18th Floor, New York, New York 10005.

VALIDITY OF SECURITIES

Nagashima Ohno & Tsunematsu, Tokyo, Japan, will pass upon the validity of each series of Debt Securities and the guarantee of such Debt Securities, and all other matters of Japanese law and procedure on behalf of JFC and Japan. Sullivan & Cromwell LLP, New York, New York, will pass upon the validity of each series of Debt Securities and the guarantee of such Debt Securities. In giving their opinions, Sullivan & Cromwell LLP may rely as to all matters of Japanese law and procedure on the opinion of Nagashima Ohno & Tsunematsu, and Nagashima Ohno & Tsunematsu may rely as to matters of New York law upon the opinion of Sullivan & Cromwell LLP.

FURTHER INFORMATION

The registration statement of which this prospectus is a part, any post-effective amendment to such registration statement, and the prospectus supplement or supplements relating to any series or issue of the Debt Securities, which are on file with the Commission, contain further information concerning such series or issue.

The President & CEO, JBIC, in his official capacity as such President & CEO, JBIC, thereunto duly authorized, has supplied the information set forth in this prospectus under the caption “The Japan Finance Corporation” and the information incorporated in this prospectus by reference relating to JFC, and such information is stated on his authority.

The Minister of Finance of Japan, in his official capacity as such Minister, thereunto duly authorized, has supplied the information set forth in this prospects under the caption “Japan” and the information incorporated in this prospectus by reference relating to Japan, and such information is stated on his authority.

REGISTERED AND HEAD OFFICE OF JFC

9-3, Ohtemachi 1-chome

Chiyoda-ku

Tokyo 100-0004

Japan

FISCAL AGENT, PRINCIPAL PAYING AGENT AND TRANSFER AGENT

The Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch

Ropemaker Place

25 Ropemaker Street

London EC2Y 9AN

also acting through

Union Bank, N.A.

1251 Avenue of the Americas, 19th Floor

New York, N.Y. 10020

LEGAL ADVISERS

To JFC and Japan Nagashima Ohno & Tsunematsu Kioicho Building 3-12, Kioicho Chiyoda-ku, Tokyo 102-0094 Japan	To the Underwriters Sullivan & Cromwell LLP Otemachi First Square 5-1, Otemachi 1-chome Chiyoda-ku, Tokyo 100-0004 Japan

$2,000,000,000

Japan Finance Corporation

2.250%

Guaranteed Bonds

Due July 13, 2016

Unconditionally and Irrevocably Guaranteed

as to Payment of Principal and Interest

by

Japan

PROSPECTUS SUPPLEMENT

J.P. Morgan

BofA Merrill Lynch

BNP PARIBAS

Daiwa Capital Markets Europe

July 6, 2011